Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

BORA HOLDINGS GROUP, L.P.

BORA, INC.

and

COSTAR REALTY INFORMATION, INC.

DATED AS OF MAY 28, 2026

i

TABLE OF CONTENTS

(cont’d)

ii

TABLE OF CONTENTS

(cont’d)

EXHIBITS

Exhibit A	-	Accounting Principles

Exhibit B	-	Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 28, 2026 is made by and among Bora Holdings Group, L.P., a Delaware limited partnership (“Seller”), Bora, Inc., a Delaware corporation (the “Company”), and CoStar Realty Information, Inc., a Delaware corporation (“Purchaser”). Each of Seller, the Company and Purchaser are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company on the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Purchaser to enter into this Agreement, each Restricted Party is entering into a Restrictive Covenant Agreement, each of which shall be effective as of, and contingent upon, the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Purchaser to enter into this Agreement, Seller is entering into each of the Investor Employee Non-Solicitation Agreement and the Assignment Agreement with Purchaser, each of which shall be effective as of, and contingent upon, the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Purchaser to enter into this Agreement, certain of the BHI Limited Partners holding no less than eighty-five percent (85%) of the voting and equity interests of the BHI Limited Partners of Seller have consented to and approved this Agreement and the consummation of the transactions contemplated herein; and

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to acquire from Seller the Company Shares and Seller desires to sell to Purchaser all of the Company Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” are defined in Exhibit A.

“Accrued Income Taxes” means the amount equal to the unpaid Income Tax liabilities of the Group Companies (for the avoidance of doubt, including any pass-through entity income Taxes and any nonresident withholding Taxes imposed on any Group Company) as of the Closing that are required to be set forth on a Tax Return of a Group Company that is due (taking into account applicable extensions) subsequent to the Closing Date and that is filed in a jurisdiction in which the applicable Group Company filed a Tax Return in the immediately preceding taxable period with respect to any Pre-Closing Tax Period beginning on or after January 1, 2025 or commenced activities after the end of such Tax year and prior to the Closing, determined as if the current taxable period of the applicable Group Company was treated as ending on the Closing Date; provided that such amounts shall (A) not be an amount less than zero in the aggregate or with respect to any jurisdiction or with respect to any particular Income Tax, (B) include any unpaid Tax liabilities of the Group Companies for any Tax period as a result of any inclusion under Section 951 or Section 951A of the Code to the extent attributable to the Pre-Closing Tax Period, which shall be determined net of the deduction allowed under Section 250(a) and any foreign tax credits allowable under Section 960 with respect to any such inclusions, in each case, by treating the taxable year of the Company and the relevant Subsidiaries as ending on the Closing Date, (C) exclude (i) any Taxes resulting from any action taken by the Purchaser (or any of its Affiliates) or any Group Company on the Closing Date, but subsequent to the Closing, that are both outside the ordinary course of business and not specifically contemplated by this Agreement, and (ii) any Taxes that arise with respect to a Pre-Closing Tax Period that result from the Purchaser (or any of its Affiliates) taking, or causing to be taken, any action that is prohibited pursuant to this Agreement, (D) be determined by treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period (excluding, for the avoidance of doubt, any Deferred Consideration) as subject to Tax in such period regardless of when actually recognized for Income Tax purposes, (E) take into account any and all estimated payments, prepaid payments, and overpayments with respect to Income Taxes for a Pre-Closing Tax Period to the extent that, under applicable Law, such payments actually reduce Income Tax liabilities otherwise included in the calculation of Accrued Income Taxes, (F) in the case of any Straddle Period, be determined in accordance with Section 6.2(e), (G) take into account any and all Income Tax carryforwards or carryovers generated in a Pre-Closing Tax Period for any Group Company, to the extent that, under applicable Law, such carryforwards or carryovers actually reduce Income Tax liabilities otherwise included in the calculation of Accrued Income Taxes, (H) include $0, representing the amount agreed upon for the Tax liability of any Group Company arising from or attributable to any overstated deduction under Section 382 of the Code with respect to net operating losses (including any such exposure relating to the 2023 and 2024 taxable years), together with any interest or penalties related thereto, (I) include (i) such amounts set forth as clause (i) of item 1 on Schedule 2, representing the amount agreed upon for liabilities arising under or in connection with any voluntary disclosure agreement or similar Tax compliance program as of the date hereof, to the extent not paid or settled as of the Adjustment Time (whether submitted or not and including penalties and interest thereon through the date hereof) and (ii) subject to clause (ii) of item 1 on Schedule 2, any liabilities arising under or in connection with any such voluntary disclosure agreement or similar Tax compliance program following the date hereof and prior to the Closing Date, to the extent not paid or settled as of the Adjustment Time (including any penalties and interest thereon through the Closing Date) and (J) take into account all Transaction Tax Deductions.

“Action” means any claim, action, suit, arbitration, or any proceeding, investigation or similar proceeding, in each case that is by or before any Governmental Entity.

“Actual Adjustment” means an amount, which may be a positive or negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 2.3(d), minus (y) the Estimated Purchase Price.

“Adjustment Time” means 11:59 p.m. Eastern Time on the calendar day immediately preceding the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“AI Technologies” means, in addition to any definition for “artificial intelligence” or “artificial intelligence system” or any similar term under applicable Law, engineered or machine based techniques and technologies that can mimic human intelligence or use artificial intelligence or machine learning to infer from any input received how to generate outputs such as predictions, content, recommendations or decisions, and that may influence physical or virtual environments, including (i) deep learning, machine learning, large language models and other artificial intelligence technologies, or (ii) Software, or systems that make use of or employ neural networks, support vector machines, random forests, k-means clustering or reinforcement learning.

“Ancillary Documents” means the Escrow Agreement, the Assignment Agreement and each other agreement, document, instrument and certificate contemplated by this Agreement to be executed in connection with the Transactions.

“Assignment Agreement” means that certain Assignment Agreement entered into by and between Seller and Purchaser as of the date hereof, assigning to Purchaser all of Seller’s rights and obligations under all Restrictive Covenant Agreements with any residential homebuilder customer, including all Restrictive Covenant Agreements entered into by Seller with each BHI Limited Partner.

“BHI Limited Partners” means each of the Limited Partners of Seller as set forth on Schedule A of the Bora Holdings Group, L.P., Third Amended and Restated Agreement of Limited Partnership, dated as of April 23, 2025.

“Business Data” means all business information and all Personal Information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Cash and Cash Equivalents” means, as of the Adjustment Time, the sum (expressed in United States dollars at the exchange rate set forth in the Accounting Principles, if applicable) of all cash and cash equivalents in each case only to the extent convertible into cash within 90 days (including marketable securities, liquid instruments, checks, bank deposits and short term investments) of the Group Companies on a consolidated basis, including the amounts of any received or deposited but uncleared checks, drafts and wires issued prior to such time net of the amounts of any outstanding checks, drafts or wire transfers at such time and excluding Restricted Cash. Notwithstanding anything to the contrary contained herein, (i) Cash and Cash Equivalents shall include without duplication, if not actually received by the Group Companies prior to the Adjustment Time, the amounts set forth as item 1 on Schedule 1.1 and (ii) in no event shall “Cash and Cash Equivalents” be included in the amount of current assets with respect to Net Working Capital. For the avoidance of doubt, Cash and Cash Equivalents shall include cash in any jurisdiction of the Group Companies. Cash and Cash Equivalents shall be reduced by any amount paid or distributed between the Adjustment Time and Closing that is utilized to pay Transaction Expenses.

“Closing Date Indebtedness” means the Indebtedness as of the Adjustment Time, plus the amount of any additional accruing interest that will be required to be paid in connection with the repayment, prepayment, satisfaction, termination and discharge of such Indebtedness at the time of the Closing to the extent not included as part of the foregoing amounts. Any additional Indebtedness incurred through Closing shall be deemed incurred as of the Adjustment Time.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Company’s knowledge” or “to the knowledge of the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of Jeff Meyers, Melissa Billiter and Andy Reid, after due inquiry by each such individual with those of his or her direct reports who have oversight in respect of the matter in question, none of whom shall have any personal liability or obligations regarding such knowledge.

“Company Products” means all products and services offered, marketed, licensed, sold, performed, distributed or otherwise made available by the Group Companies, as well as any product or service under development by or for the Group Companies.

“Company Related Party” means each of the Company and Seller, the direct and indirect former, current or future equityholders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Company, Seller or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing, and the successors and assigns of the foregoing Persons.

“Competing Transaction” shall mean (other than the transactions contemplated by this Agreement), any transaction or proposed transaction or series of related transactions involving, or any inquiry, proposal, indication of interest or offer from any Person (other than Purchaser or any of its Affiliates) concerning: (a) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving any of the Group Companies resulting in a sale of twenty percent (20%) or more of the outstanding equity securities of the Group Companies; (b) any sale, lease, exchange, mortgage, pledge, transfer, license, issuance, acquisition or disposition, in whole or part, of all or substantially all of the assets, securities or business of the Group Companies on a consolidated basis (however structured and whether direct or indirect); or (c) any agreement to engage in any of the foregoing.

“Competition Law” means, to the extent applicable to the Group Companies, Purchaser or the Transactions, the Sherman Act, the Clayton Act, the HSR Act (and any similar Law enforced by any Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the applicable requirements of antitrust or other competition laws of jurisdictions outside the United States.

“Confidentiality Agreement” means the confidentiality agreement, dated as of November 20, 2025, by and between the Company and CoStar Realty Information, Inc.

“Contract” means any binding agreement, contract, indenture, note, bond, loan, lease, sublease, conditional sales contract, license, or other arrangement to which any Person is a party or to which the assets of such Person are bound excluding, in each case, any obligation to the extent solely imposed by Law and any sale and purchase orders entered into in the ordinary course of business.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.

“Credit Facilities” means that certain Amended and Restated Credit Agreement dated as of March 1, 2024 among HW Holdco, LLC, the Company, Halo Merger Sub, Inc., Builder Homesite, Inc., the other guarantors party thereto from time to time, Barings Finance LLC, as administrative agent and collateral agent, each lender from time to time party thereto, and Barings Finance LLC as Swing Line Lender.

“Data Room” means the virtual data room hosted by Datasite on behalf of the Company under the name “Project Zion”.

“Data Security Requirements” means, collectively, all of the following to the extent applicable to the Group Companies, to the conduct of their businesses, or to any of the Company IT Systems or any Business Data: (i) the Group Companies’ own internal and external rules, policies, and procedures; (ii) all applicable Privacy Laws; (iii) industry standards applicable to the industry in which the businesses of the Group Companies operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts into which a Group Company has entered or by which it is otherwise bound.

“Disclosure Schedules” means the disclosure schedules referred to in this Agreement and delivered pursuant to this Agreement (which include the “Schedules” referenced in this Agreement).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, bonus, incentive, severance, termination, change in control, retention, deferred compensation, employment, individual consulting, vacation, paid time off, fringe benefit, or other benefit or compensation plan, program, agreement or arrangement that any Group Company maintains, sponsors or contributes to (or is required to contribute to) or with respect to which any Group Company has any current or contingent liability, other than any plan, program or arrangement sponsored, maintained or administered exclusively by a Governmental Entity.

“Enterprise Value” means $800,000,000.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any Hazardous Substances, material containing Hazardous Substances, other substances or wastes, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“Equity Securities” means (i) with respect to a corporation, any and all shares of capital stock of such corporation; (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership interests, limited liability company interests, or membership interests with respect thereto; and (iii) with respect to any other type of Person, any other direct or indirect equity ownership or participation in, other equity security of, or other ownership or profit interest in, such Person, whether voting or non-voting and whether or not such ownership, participation or interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or trade or business (whether or not incorporated) that, together with any Group Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escheatment” means amounts required to be escheated or reported as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

“Example Statement of Net Working Capital” means the statement of Net Working Capital applying the Accounting Principles as of the close of business on February 28, 2026 and attached as Exhibit A-2 to the Accounting Principles.

“FDI Laws” means all applicable Laws that are designed or intended to prohibit, restrict or regulate investments by Persons that are deemed a foreign entity or that may pose a threat to national security.

“Fraud” means, with respect to a Person, an actual and intentional fraud by such Person with respect to the making of any representation or warranty set forth in Article 3, Article 4 or Article 5 (as applicable) that is committed with actual (as opposed to imputed or constructive) knowledge of falsity and with the intention to deceive or mislead (as opposed to reckless indifference to the truth) another who, with ignorance of the falsity of such representation, acts or refrains from acting in reliance thereon to its detriment (excluding, for the avoidance of doubt, any theory of fraud premised upon recklessness or negligence) and all other elements of a claim for actual and intentional fraud are present.

“GAAP” means United States generally accepted accounting principles as in effect from time to time; provided that in the case of the Company Financial Statements, GAAP shall be as of the date of the relevant Company Financial Statement.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs or relationships with equityholders. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States, foreign, national, supranational, federal, state, provincial or local governmental, regulatory or administrative authority, branch, agency, division, instrumentality or commission or any judicial or arbitral court, tribunal or body of competent jurisdiction.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) lead, polychlorinated biphenyls, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Entity as a hazardous substance pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any U.S. federal, state, local, or non-U.S. income Tax or other Tax based on profits, net profits, margin, or other similar measures (including, for the avoidance of doubt, any franchise Tax, and excluding, in each case, for the avoidance of doubt, any Transfer Taxes, ad valorem, property (real, personal, or otherwise), gross receipts, excise, sales, use, goods and services, severance, production, utility, or other similar Taxes).

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued or unpaid interest on, and any other payment obligations that have arisen under (including any early prepayment or termination or breakage fees, any make-whole or other premiums or any other penalties or costs required to be paid as a result of the consummation of or in connection with the Transactions), any obligations of any Group Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (ii) obligations evidenced by any note, bond (including performance bonds and surety bonds), debenture, bankers’ acceptances and similar obligations or other similar instruments; (iii) obligations for the reimbursement of any obligor on any letter of credit to the extent such letter of credit has been drawn upon; (iv) any obligations under leases classified as finance leases in the Company Financial Statements or finance leases entered into following the date hereof and prior to the Adjustment Time which are required to be classified as finance leases in accordance with GAAP; (v) Accrued Income Taxes; (vi) obligations in respect of any interest rate, currency, swap, hedging or similar agreements (for the avoidance of doubt, hedging obligations will be calculated net of related assets); (vii) any declared or unpaid dividends, distributions or other amounts owed to Seller or its Affiliates, including any obligations in respect of preferred equity shared payouts, redemptions or liquidation preferences owed by any Group Company, together with any related accrued dividends; (viii) the amount of any accrued but unpaid gratuity, long service awards, termination indemnities or similar mandatory liabilities (whether or not yet due and payable to the employees in question), including under the Payment of Gratuity Act, 1972 (India), including the employer’s share of any employment Taxes attributable to such amounts (provided, that the Social Security portion of such Taxes shall be determined as if the employee had earned the amount of his or her expected annual base salary or wages subject to Social Security Taxes for the year in which the Closing occurs); (ix) unpaid severance or similar benefits, together with the employer portion of any applicable employment, payroll, social security, unemployment or similar Taxes in respect of such amount (provided, that the Social Security portion of such Taxes shall be determined as if the employee had earned the amount of his or her expected annual base salary or wages subject to Social Security Taxes for the year in which the Closing occurs) owed to a Group Company employee who has terminated employment (or received or provided notice of his or her termination of employment) on or prior to the Closing (whether or not accrued), excluding any such amounts which are conditioned upon termination of employment and become payable as a result of a termination of employment where notice to terminate such employment is delivered on the Closing by Purchaser, prior to the Closing at the written request of Purchaser or at any time following the Closing; (x) the amount of “earn out,” seller notes, post-closing true-up obligations, deferred or unpaid purchase price of assets, business, securities, property or services, whether contingent or otherwise (including obligations under noncompete, consulting or similar arrangements), conditional sale, title retention agreement or other similar obligations (including any obligations arising out of or relating to any divestiture under a letter of intent or similar agreement), in each case determined based on the maximum amount payable in respect thereof as set forth on Schedule 1 as of the date hereof, plus any such amounts arising following the date hereof and prior to the Closing; (xi) any incurred but unpaid obligations with respect to costs, fees and expenses in connection with any acquisition or divestiture (whether or not consummated) by any Group Company (including any break fees, exclusivity obligations or transaction costs related thereto), other than the Transactions and to the extent not included in Net Working Capital; (xii) the obligations in connection with Escheatment as set forth as item 2 on Schedule 2; (xiii) any obligation secured by a Lien on any asset of the Group Company (other than Permitted Liens); (xiv) the (a) outstanding litigation or settlement liabilities of any Group Company, in each case to the extent not reserved for in Net Working Capital and, as of the date hereof, in the amounts set forth on Schedule 3, plus (b) any such outstanding litigation or settlement liabilities of any Group Company arising following the date hereof and prior to the Closing, in each case to the extent not reserved for in Net Working Capital; (xv) any amounts payable by any Group Company to Seller or any Affiliate of Seller, including, other than with respect to any intercompany payable to a Group Company, any Company Related Party (including any management, monitoring, advisory or similar fees); (xvi) any cash collected or held by any Group Company on behalf of any buyer or other third party in connection with any prior acquisition or divestiture by any Group Company, to the extent not included in Net Working Capital and (xvii) any obligations in the nature of guarantees of the obligations of other Persons of the type referred to in the foregoing clauses (i) through (xvi) above. Notwithstanding the foregoing, “Indebtedness” shall not include any (a) intercompany indebtedness owed by any of the Company’s Subsidiaries to the Company or any other Subsidiary of the Company, to the extent eliminated upon consolidation, (b) obligations under leases classified as operating leases in the Interim Financial Statements, (c) undrawn letters of credit (including any that are outstanding under the Credit Facilities), or (d) amounts included as Transaction Expenses.

“Intellectual Property Rights” means all rights in intellectual property of any kind anywhere in the world, including: patents, patent applications, and all registrations, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in-part, trademarks, service marks and trade names (and all goodwill associated therewith and all registrations and applications therefor), copyrights and works of authorship (and all registrations and applications therefor and all moral rights associated with any of the foregoing), internet domain names, rights in data, databases, and collections of data, software, trade secrets, and proprietary know-how, in each case, to the extent protectable by applicable Law.

“Labor Agreement” means any collective bargaining agreement, works council agreement and any other labor-related agreement, understanding, or Contract with any Union, including any addenda, side letters, neutrality agreements, letters of assent, or memoranda or letters of understanding, or ancillary agreement thereto.

“Law” means any federal, state, local or foreign statute, law, ordinance, code, ruling, act, writ, rule, executive order, injunction, decree, order or regulation, as each may be amended from time to time of a Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, easement, right of first refusal, restriction on transfer, defect in title or other restriction of a similar kind or nature in or on such property or asset.

“Look-Back Date” means January 1, 2023.

“Material Adverse Effect” means any effect, that, individually or when aggregated with other effects: has had, or would reasonably be expected to have, a material adverse effect on the financial condition, liabilities, assets, business, or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following (or any adverse change, event, result, development, occurrence or effect arising from or related to the following) shall be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline or increase in the price of any security or any market index) in the United States or elsewhere in the world, (ii) local, regional, national or international political, social or public health conditions, including (1) any pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19 and whether declared or undeclared), or any worsening or improvement of such matters, (2) the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, terrorist or internet or “cyber” attack or any hostilities or matters arising out of any conflict or other condition occurring in, or otherwise arising out of, Russia, Ukraine, Israel, Iran, or the surrounding regions (including the existing conflicts currently occurring in Russia, Ukraine, Israel, Iran and the surrounding regions), (3) any natural or man-made disaster or (4) any acts of God, (iii) changes in GAAP, (iv) changes in any Laws, orders, injunctions, or decrees issued by any Governmental Entity (including those issued by a Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19)) or the interpretation thereof or any action required to be taken under any Law, order or other binding directives issued by any Governmental Entity by which any Group Company (or any of their respective assets or properties) is bound, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the Transactions (including by reason of the identity of Purchaser or its Affiliates or any communication by Purchaser or any of its Affiliates regarding their respective plans or intentions with respect to the business of any Group

Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company), (vii) any failure by any Group Company to meet any internal or published projections, budgets, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded by this clause (vii)), or (viii) the taking or refraining from taking of any action contemplated by this Agreement and/or the Ancillary Documents, including the completion of the Transactions, including losses or threatened losses of employees, customers, vendors, suppliers, distributors or others having relationships with any of the Group Companies; provided, however, that with respect to the foregoing clauses (i), (ii), (iii), and (iv), any such adverse change, event, result, development, occurrence or effect shall not be disregarded in determining whether a “Material Adverse Effect” has occurred if (and then only to the extent) it disproportionately impacts the Group Companies and their respective businesses, taken as a whole, in comparison to other participants in the industries and geographic regions in which the Group Companies operate.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, with respect to the Group Companies, the aggregate amount of the current assets of the Group Companies less the aggregate amount of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the Adjustment Time and calculated in accordance with the Accounting Principles and including current assets and current liabilities to the extent that such assets and liabilities are specifically identified in the accounts and line items as current assets or current liabilities in the Example Statement of Net Working Capital. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include (w) any amounts consisting of income or deferred Tax assets or income or deferred Tax liabilities, (x) Cash and Cash Equivalents, Restricted Cash, Transaction Expenses, Indebtedness or assets or contra liabilities relating to Indebtedness (such as unamortized debt issuance costs) or (y) any amounts with respect to the “tail” policy purchased pursuant to and in accordance with Section 6.5(b) or (z) any amounts receivable from the Seller or its Affiliates (other than between or among Group Companies to the extent reconciled and eliminated).

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds Target Net Working Capital or (b) the amount by which Net Working Capital is less than Target Net Working Capital, in each case, if applicable; provided that in the event Net Working Capital is less than Target Net Working Capital, the amount of such difference shall be expressed as a negative number.

“Open Source Materials” means software or other material that is licensed, provided or distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) that (i) requires or conditions the use or distribution of such software or other material, or portion thereof, on (A) the disclosure, licensing, or distribution of any source code for any portion of such software, or (B) the granting to licensees of the right to make derivative works or other modifications to such software or other material or portions thereof, (C) licensing or otherwise distributing or making available a Company Product or Group Company IP Right or any portion thereof for a nominal or otherwise limited fee or charge or (D) granting any Intellectual Property Rights to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Group Company to use, sell, offer for sale, license, distribute or charge for any Company Product.

“Permitted Liens” means (i) mechanics’, materialmen’s, landlords’, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith (or which may be paid without interest or penalties), (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith for which reserves have been established in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property and other title defects) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens securing the obligations of the Group Companies under the Credit Facilities, (v) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (vi) matters that would be disclosed by an accurate survey or inspection of the real property, (vii) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (viii) licenses of Intellectual Property Rights granted in the ordinary course of business, and (ix) any other Liens that, individually or in the aggregate, would not reasonably be expected to materially impair the continued ownership, use and operation of the assets to which they relate in the business of any of the Group Companies, taken as a whole.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, unincorporated organization or association, trust, syndicate, joint venture, association, persons or other similar entity, including any Governmental Entity, whether or not a legal entity and including any successor, by merger or otherwise, or any of the foregoing.

“Personal Information” means information that can be used to identify, locate, or contact an individual, household, or device, or relates to or can be related to an identified or identifiable individual, household, or device, or any information considered “personally identifiable information”, “personal information”, “personal data” or any similar term under applicable Laws.

“Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

“Privacy Laws” means all Laws relating to the privacy, security, or processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, restrictions on access to Personal Information or other protected information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.

“Purchase Price” means, without duplication (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Indebtedness, minus (v) the amount of Unpaid Transaction Expenses.

“Purchaser Related Party” means any of Purchaser’s Affiliates, and its and their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.

“Regulatory Laws” means (a) Competition Laws and (b) FDI Laws.

“Restricted Cash” means any cash to the extent it is not freely usable because it is subject to a legal or contractual restriction preventing the use of such cash (other than pursuant to applicable laws relating to “surplus”, solvency or other similar matters).

“Restricted Party” means each of Jeff Meyers, Andy Reid, and Melissa Billiter.

“RWI Policy” means that certain representations and warranties insurance policy, policy number [***], provided to Seller in substantially final form prior to the execution of this Agreement and issued in connection with the Transactions.

“Sanctions Laws” means all applicable economic and trade sanctions laws, including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls.

“Software” means all computer programs, operating system, application systems, firmware or software (in object code and executable or source code format), whether operational or under development, and any derivations, updates, enhancements and customizations of any of the foregoing, command structures, menus, buttons and icons, flow-charts, data and databases, and related documentation and materials, operating procedures, tools, developers’ kits, utilities, developers’ notes, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, other Person controlled by such first Person, including any Person (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof (or is otherwise entitled to nominate or appoint the majority of such directors, managers or trustees) is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Net Working Capital” means negative One Million Four Hundred Seventy-Six Thousand Dollars ($(1,476,000)).

“Tax” means any and all federal, state, local, or non-U.S. income, gross receipts, branch profits, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding tax imposed by any Governmental Entity having the authority to impose the same, in each case, together with any and all interest and penalties imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Technology” means and includes algorithms, APIs, apparatus, diagrams, discoveries, ideas, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, processes, confidential or proprietary information, protocols, schematics, specifications, technical data, Software, subroutines, techniques, user interfaces, websites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses due and payable, incurred, or accrued by any of the Group Companies or by or on behalf of Seller as a result of or related to the Transactions, to the extent so resulting from or related thereto, including (i) the fees and expenses of finders, brokers, counsel, advisors, consultants, accountants, investment bankers, financial advisors and other service providers of the Group Company incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Documents or the consummation of the Transactions, (ii) the fees and expenses of any data room providers, (iii) any transaction, discretionary, success, change of control, retention or similar bonuses, payments in respect of any phantom equity awards or other similar payments or bonuses, in each case, that are payable to any current or former employee, director, officer, independent contractor, consultant or other individual service provider of a Group Company upon or in connection with the execution of this Agreement or the consummation of the Transactions (including, in each case, the employer portion of any associated payroll Taxes due in connection with amounts described in this clause (iii) (provided, that the Social Security portion of such Taxes shall be determined as if the employee had earned the amount of his or her expected annual base salary or wages subject to Social Security Taxes for the year in which the Closing occurs) and any matching or other employer contributions under any 401(k) or other defined contribution plan of any Group Company or its subsidiaries that are attributable to any payments described in this clause (iii)), but excluding (x) any amounts described in this clause (iii) that are payable pursuant to any agreements or arrangements put in place by or at the written direction or written request of Purchaser and (y) so-called “double-trigger” severance payments where such amounts which are conditioned upon both the consummation of the Transactions and a termination of employment and become payable as a result of a termination of employment where notice to terminate such employment is delivered on or following the Closing Date or prior to the Closing Date at the written direction or written request of Purchaser, (iv) any and all fees and expenses associated with or payable in connection with obtaining the “tail” policy pursuant to and in accordance with Section 6.5(b), (v) fifty-percent (50%) of all filing fees incurred in connection with the filing and compliance under the Competition Laws up to a maximum amount of $137,000, and (vi) any unpaid fees, costs and expenses owing to Seller or any Affiliate of Seller or Seller on the one hand, by any Group Company, on the other hand, as of immediately prior to the Closing; provided, however, that Transaction Expenses shall expressly exclude any liabilities included in Net Working Capital or Indebtedness.

“Transaction Tax Deductions” means, to the extent deductible in a Pre-Closing Tax Period for applicable Tax purposes at a “more likely than not” or higher level of comfort, without duplication, the aggregate amount of (i) any payments due to employees, officers or directors of the Group Companies as a result of or in connection with the consummation of the transactions contemplated hereby and either paid by the Group Companies at or prior to Closing or accrued as a liability of the Group Companies as of the Closing, including any sale bonuses or similar amounts, (ii) any prepayment penalties or premiums payable on Indebtedness, (iii) the amount of all capitalized and unamortized financing costs of the Company existing immediately prior to the Closing, (iv) Transaction Expenses (including amounts paid in connection with the transactions contemplated by this Agreement before the Closing Date that would have been Transaction Expenses if paid on the Closing Date), and (v) any applicable expenses or other amounts not otherwise described in clauses (i)-(iv) of this definition that are paid by or on behalf of the Group Companies in connection with the transactions contemplated by this Agreement to the extent that such expenses or amounts reduce the Purchase Price; provided, however, that any such amounts described in clauses (i) through (v) of the foregoing shall constitute “Transaction Tax Deductions” only to the extent the corresponding charges or liabilities are economically borne by Seller. For these purposes, the Group Companies shall be deemed to have elected to apply Revenue Procedure 2011-29 and treat the seventy percent (70%) of any “success based fee” as defined in Treasury Regulations Section 1.263(a)-5(f) incurred in connection with the transactions contemplated hereby as an amount that does not facilitate the transaction, unless a transaction cost study prepared by a nationally recognized accounting firm supports a higher percentage.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Union” means any labor union, labor organization, or works council, employee representative body, staff association, bargaining unit, or similar organization, committee or group (whether certified, recognized, pending certification or recognition).

“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses incurred through the Closing and which remain unpaid as of immediately prior to the Closing.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar foreign, state or Law, regulation or ordinance.

Section 1.2 Defined Terms. Each term set forth in the table below is defined in the section of the Agreement set forth opposite such term:

Defined Term	Section Reference
Accounting Firm	Section 2.3(d)(ii)
Acquisition Transaction	Section 6.6
Adjustment Escrow Account	Section 2.3(c)(i)
Adjustment Escrow Amount	Section 2.3(c)(i)
Agreement	Preamble
Agreement Proceedings	Section 9.5
Assignment Agreement	Section 7.2(c)(v)
Audited Financial Statements	Section 3.4(a)
Balance Sheet Date	Section 3.4(a)
BHI Limited Partner Contract	Section 3.21
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company 401(k) Plan	Section 6.9(c)
Company Financial Statements	Section 3.4
Company Registered IP	Section 3.12(b)
Company Shares	Section 3.2
Company IT Systems	Section 3.12(g)
Continuing Employees	Section 6.9(a)

Defined Term	Section Reference
Data Partners	Section 3.20
Deal Communications	Section 9.19(c)
Deferred Consideration	Section 6.13
Deferred Consideration Agreement	Section 6.13
Dispute Notice	Section 2.3(d)(ii)
Environmental Permit	Section 3.11(a)(ii)
Escrow Agent	Section 2.3(c)(i)
Escrow Agreement	Section 2.3(c)(i)
Estimated Closing Statement	Section 2.3(a)
Estimated Purchase Price	Section 2.3(a)
Excluded Benefits	Section 6.9(a)
Funds Flow	Section 2.3(e)(iv)
Group Company IP Rights	Section 3.12(a)
Indemnification Agreement	Section 6.5(e)
Indemnified Persons	Section 6.5(a)
Insurance Policies	Section 3.14
Interim Financial Statements	Section 3.4(a)
Leased Real Property	Section 3.17(a)
Material Contracts	Section 3.6(a)
Material Customers	Section 3.19
Material Permit	Section 3.9
Material Suppliers	Section 3.19
Net Deferred Consideration Amount	Section 6.13
New Plans	Section 6.9
Other Indemnitor / Other Indemnitors	Section 6.5(e)
Party and/or Parties	Preamble
Payoff Amount	Section 2.3(b)
Payoff Indebtedness	Section 2.3(b)
Payoff Letter	Section 2.3(b)
Post-Closing Covenants	Section 9.1
Privileged Deal Communications	Section 9.19(c)
Proposed Closing Date Calculations	Section 2.3(d)(i)
Purchaser	Preamble
Purchaser Releasers	Section 9.2
Purchaser Termination Fee	Section 8.3(a)
Real Property Lease	Section 3.17(b)
Remedial Action	Section 6.4(b)
Restrictive Covenant Agreements	Preamble
RWI Policy	Section 6.12(a)
Security Incidents	Section 3.20
Seller	Preamble
Seller Non-Party Affiliate	Section 9.19(a)
Seller Parties	Section 9.19(c)
Seller Releasers	Section 9.2(b)
Tail Policy	Section 6.5(b)
Termination Date	Section 8.1(d)
Transfer Taxes	Section 6.2(a)
Waived Benefits	Section 6.11

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, assign, transfer, convey and deliver to Purchaser the Company Shares free and clear of all Liens (other than restrictions on transfer which may arise under applicable securities laws) in exchange for consideration specified in this Article 2.

Section 2.2 Closing of the Transactions. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m., Eastern Time, on the third (3rd) Business Day after satisfaction (or, to the extent permitted by applicable Law, waiver) of all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), remotely (through the electronic exchange of documents and consideration required to be delivered at the Closing), unless another time, date or place is agreed to in writing by the Parties; provided, however, that if the date on which the Closing would otherwise occur pursuant to this Section 2.2 is within 5 Business Days of the last day of a fiscal quarter of Purchaser, the Closing shall take place at 9:00 a.m., Eastern Time, remotely (through the electronic exchange of documents and consideration required to be delivered at the Closing), on the first (1st) Business Day of the immediately subsequent month. The “Closing Date” shall be the date on which the Closing is actually consummated.

Section 2.3 Purchase Price.

(a) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser, a written statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”) pursuant to which the Company shall (i) use the Enterprise Value and (ii) estimate (A) the amount of Closing Date Indebtedness, (B) the amount of Unpaid Transaction Expenses, (C) the amount of Cash and Cash Equivalents and (D) the Net Working Capital Adjustment, in each case, including reasonably detailed calculations of the components thereof and prepared as per the terms of this Agreement and in accordance with the Accounting Principles. The Company shall consider in good faith any comments to the Estimated Closing Statement raised by Purchaser prior to Closing. For the avoidance of doubt, in the event of any dispute or controversy with respect to the calculation of the Estimated Purchase Price (or any component thereof) the Estimated Purchase Price delivered by the Company shall control (including for purposes of any payments to be made in connection with the Closing) and Purchaser shall nevertheless be required to consummate the Closing in accordance with this Agreement.

(b) Contemporaneously with its calculation of the Estimated Purchase Price, the Company shall deliver to Purchaser customary payoff letters (each, a “Payoff Letter”) in form and substance reasonably satisfactory to Purchaser, executed by each holder of Indebtedness identified on Schedule 2.3(b) (“Payoff Indebtedness”), which Payoff Letter shall (x) indicate the total amount required to repay in full all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable related to such Payoff Indebtedness in full (the “Payoff Amount”) and (y) confirm that, upon receipt of such Payoff Amount, (i) such Payoff Indebtedness shall be repaid, discharged and extinguished in full and there shall be no remaining obligations of the Group Companies with respect to such Payoff Indebtedness, (ii) commit the holder of such Payoff Indebtedness to taking all actions reasonably requested by the Purchaser to evidence and record such discharge and release as promptly as practicable and (iii) commit the holder of such Payoff Indebtedness to returning to the Group Companies (as applicable) all instruments evidencing the relevant Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness.

(c) At the Closing, Purchaser shall pay or cause to be paid in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(i) $5,000,000 (such amount, the “Adjustment Escrow Amount”), to be deposited into an escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among Purchaser, Seller and Citibank, N.A. (the “Escrow Agent”) and (y) substantially in the form of Exhibit B attached hereto;

(ii) to Seller in accordance with wire instructions delivered to Purchaser at least two (2) Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price minus the Adjustment Escrow Amount; and

(iii) on behalf of the Company and Seller, (A) to each counterparty or holder of Payoff Indebtedness named in the Payoff Letters, the amount as set forth in each Payoff Letter, in cash by wire transfer of immediately available funds to the account designated by each such person in the Payoff Letters, and (B) an amount equal to the aggregate amount of the Unpaid Transaction Expenses set forth on the Estimated Closing Statement to the Persons identified thereon, pursuant to the applicable wire instructions provided to Purchaser by the Company at least two (2) Business Days prior to the Closing Date; provided that any such amounts that are compensatory amounts payable to current or former employees shall be paid through the applicable payroll system (less applicable tax withholdings and deductions) in accordance with the terms of such items of Indebtedness or Transaction Expenses (including with respect to the timing thereof).

(d) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller Purchaser’s good faith proposed calculation of each of (A) the Net Working Capital Adjustment, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Indebtedness, (D) the amount of Unpaid Transaction Expenses, and (E) based on the foregoing, the Purchase Price (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”), in each case, including reasonable supporting detail and prepared in accordance with the Accounting Principles. The Proposed Closing Date Calculations (and the calculation of any components thereof) do not (i) permit the introduction of different Accounting Principles or (ii) permit the introduction of new or removal of existing balance sheet accounts or line items from those set forth in the Accounting Principles, except as expressly set forth therein. Notwithstanding anything in this Agreement to the contrary, if Purchaser fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then, at the election of Seller in its sole discretion, either: (x) the Estimated Purchase Price, and components thereof, will be deemed to be the Proposed Closing Date Calculations (and components thereof) in which case the Actual Adjustment shall be deemed to equal zero or (y) Seller may engage the Accounting Firm to determine the final Proposed Closing Date Calculations pursuant to the terms and conditions of this Section 2.3(d) with the Accounting Firm fees and expenses borne by the Parties consistent with Section 2.3(d)(ii). If Seller elects to prepare the Proposed Closing Date Calculations in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.3(d) to Purchaser, on the one hand, and Seller, on the other hand, will be deemed to be references to Seller, on the one hand, and Purchaser, on the other hand, respectively.

(ii) If Seller does not give written notice of any dispute (a “Dispute Notice”) to Purchaser within thirty (30) days of receiving the Proposed Closing Date Calculations, Seller agrees that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Transaction Expenses and

Purchase Price, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such thirty (30)-day period, Seller may accept the Proposed Closing Date Calculations (or any portion or component thereof) by delivering written notice to that effect to Purchaser, in which case the Purchase Price (or such portion of component thereof, as applicable) will be deemed finally determined when such notice is delivered. If Seller delivers a Dispute Notice to Purchaser within such thirty (30)-day period, Purchaser and Seller shall discuss in good faith a resolution to the dispute during the thirty (30)-day period commencing on the date Seller delivers the Dispute Notice to Purchaser. Any disputed item resolved in writing between Purchaser and Seller during such thirty (30)-day period shall be final and binding with respect to such item. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 (and any applicable similar state rule) shall apply to any such negotiations and communications by or on behalf of Purchaser and Seller during such thirty (30)-day period or any extension thereof agreed by Purchaser and Seller. If Seller and Purchaser do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted promptly to RSM US LLP, or, if such firm declines to be retained to resolve the dispute, a nationally recognized, independent accounting firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution reasonably acceptable to Purchaser and Seller (in either case, the “Accounting Firm”). Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on Purchaser and Seller (as set forth in the Proposed Closing Date Calculations, the Dispute Notice or as otherwise resolved in writing by Purchaser and Seller). In resolving the items in dispute, Purchaser and Seller agree that the scope of disputes to be resolved by the Accounting Firm, not acting as an arbitrator, shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in a manner consistent with the definitions thereof and, as applicable, the Accounting Principles, and the Accounting Firm is not permitted to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates included in the Estimated Closing Statement are correct, adequate or sufficient. The Accounting Firm shall be requested to render a determination of each disputed item submitted to it within forty-five (45) days after referral of the matter to such Accounting Firm, or as soon as practicable thereafter, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions of this Agreement, (B) a single presentation (which presentations shall be limited to the remaining items in dispute and not otherwise resolved by Purchaser and Seller in writing) submitted by each of Purchaser and Seller to the Accounting Firm within thirty (30) days after the engagement thereof (which the Accounting Firm shall forward to Purchaser or Seller, as applicable) and (C) one written response submitted to the Accounting Firm within ten (10) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to Purchaser or Seller, as applicable), and not on independent review (it being understood that except as contemplated by this sentence, no discovery nor any arbitration hearing will, in either case, be conducted by the Accounting Firm), which such determination shall be conclusive and binding on each Party to this Agreement, absent manifest error. All communications with the Accounting Firm must include at least one representative of each of Purchaser and Seller, and no party shall be permitted to communicate with the Accounting Firm other than as expressly set forth herein. The terms of appointment and engagement of the Accounting Firm shall be consistent with this Section 2.3(d)(ii) and otherwise as reasonably agreed upon between Seller and Purchaser, and any associated engagement fees, costs and expenses shall be initially borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser; provided that such fees, costs and expenses shall ultimately be borne by Purchaser and Seller in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such Party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute in connection with the matters contemplated by this Section 2.3(d), whether before the Accounting Firm or otherwise, shall be borne by the party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth by the Purchaser in the Proposed Closing Date Calculations and the Dispute Notice

by the Seller. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(d)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Transaction Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Purchaser shall, and following the Closing, shall cause the Group Companies to, provide reasonable access to the Group Companies’ financial records, supporting documents, information, work papers, accountants, property and personnel available to Seller upon reasonable request, during normal business hours, and its accountants and other representatives at reasonable times during the review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations; provided, however, that such access shall be in a manner that does not materially and unreasonably interfere with the normal business operations of the Group Companies. The rights of Seller under this Agreement shall not be prejudiced by Purchaser’s or a Group Company’s breach of this Section 2.3(d)(iii).

(iv) The Parties agree that the procedures set forth in this Section 2.3(d) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes (absent manifest error by the Accounting Firm); provided that this provision shall not prohibit Purchaser or Seller from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.3(d)(ii) or to compel any party to this Agreement to submit any dispute arising in connection with this Section 2.3 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.3, in any court or other tribunal of competent jurisdiction in accordance with Section 9.16. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent manifest error. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by the written agreement of Purchaser and Seller and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.3(d).

(e) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is equal to a positive amount, (x) Purchaser shall pay to Seller an amount equal to the lesser of such positive amount and the Adjustment Escrow Amount, if any, by wire transfer of immediately available funds in accordance with Seller’s wire instructions, delivered by Seller within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3 and (y) simultaneously therewith, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Account to Seller. Seller’s sole and exclusive recourse for any amounts due to Seller in respect of the Actual Adjustment under this Section 2.3 shall be limited to the collection from the funds available in the Adjustment Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, and the payment to Seller of an additional amount, not to exceed the Adjustment Escrow Amount, by or on behalf of Purchaser.

(ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser an amount equal to the lesser of (x) the absolute value of the Actual Adjustment out of the Adjustment Escrow Amount and (y) the Adjustment Escrow Amount; provided that if the absolute value of the Actual Adjustment is less than the Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any other funds remaining in the Adjustment Escrow Account to Seller. Purchaser’s sole and exclusive recourse for any amounts due to Purchaser pursuant to this Section 2.3 shall be limited to the collection from the funds available in the Adjustment Escrow Account in an amount not to exceed the Adjustment Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement, and neither Seller nor any other Person shall have any liability if the Actual Adjustment is a negative amount and the absolute value of the Actual Adjustment is greater than the Adjustment Escrow Amount.

(iii) If the absolute value of the Actual Adjustment is equal to zero, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all of the funds then on deposit in the Adjustment Escrow Amount from the Adjustment Escrow Account to Seller.

(iv) All payments hereunder, including payments made pursuant to Section 2.4, shall be made by wire transfer of immediately available funds in United States dollars to such account(s) as designated pursuant to a closing disbursement statement (the “Funds Flow”) that shall set forth the amounts to be paid at the Closing, the wire instructions provided by the respective payee for all such payments, and an itemized list of all Unpaid Transaction Expenses and Payoff Amounts, if any, including the identity of each such payee of Unpaid Transaction Expenses or Payoff Amounts, the respective dollar amounts owed, and the respective wire transfer instructions.

Section 2.4 Tax Withholding. If and to the extent required by applicable Law, the Group Companies and Purchaser may deduct and withhold any tax from any amounts payable to any payee pursuant to this Agreement, which amount withheld shall promptly be paid over to the applicable Governmental Entity; provided that (except with respect to payments (i) in the nature of compensation to be made to employees or former employees of any Group Company or (ii) as a result of the failure of the Seller to deliver the IRS Form W-9 required pursuant to Section 7.2(c)(iv)) Purchaser shall provide the payee at least three (3) Business Days prior to the date the applicable payment is scheduled to be made (a) with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and (b) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding). To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate Governmental Entity such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the payee in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Group Company (other than the Company) is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not and would not be reasonably expected to adversely affect the business of the Group Companies, taken as a whole, in any material respect. Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to carry on its businesses as presently conducted and own, lease and operate its assets and properties, except where the failure to have such power or authority has not and would not, individually or in the aggregate, be reasonably expected to, adversely affect the business of the Group Companies, taken as a whole, in any material respect, or impair the Company’s ability to perform its obligations under this Agreement in any material respect.

(b) Seller has furnished to Purchaser a complete and correct copy of the Governing Documents, each as amended to date, of each Group Company. Such Governing Documents are in full force and effect.

(c) No Group Company is in material violation of the provisions of its Governing Documents.

(d) The transfer books and minute books of each of the Group Companies have been made available for inspection by the Purchaser prior to the date hereof and are true and complete in all material respects.

Section 3.2 Capitalization of the Group Companies.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of: 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding (the “Company Shares”). All of the Company Shares have been duly authorized, validly issued and are fully paid and non-assessable and not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or the Company’s Governing Documents.

(b) Schedule 3.2(b) sets forth a true, accurate and complete list of the capitalization of each Group Company: (i) the total number of authorized, (to the extent applicable) issued and outstanding Equity Securities of each Group Company (including each class or series thereof), (ii) the identity of each holder thereof, and (iii) the number and class or series of each such Equity Securities held by each such holder.

(c) All outstanding Equity Securities or other equity or ownership interest of the Group Companies are (i) duly authorized, validly issued (to the extent applicable), fully paid and non-assessable, (ii) owned beneficially and of record, directly or indirectly, by Seller, free and clear of any Liens other than Permitted Liens, (iii) were issued in compliance in all material respects with all applicable securities Laws or exemptions therefrom and not in violation of any preemptive rights, rights of first refusal, calls, puts or similar rights or any Contract to which any Group Company or any Seller is a party or by which any of them is bound.

(d) No Person has preemptive rights with respect to any Equity Securities of any of the Group Companies. Except as set forth on Schedule 3.2(d), (i) no Group Company owns any Equity Securities in, or any interest convertible into or exchangeable or exercisable for any Equity Securities in, any Person (other than another Group Company), (ii) there are no outstanding Equity Securities of any Group Company convertible into or exchangeable or exercisable for Equity Securities or other equity or ownership interests of any Group Company, or any subscriptions, calls, puts, options, warrants or other rights to acquire from any Group Company or obligations of any Group Company to issue or sell, any Equity Securities in or debt securities of, any Group Company and (iii) there are no equity equivalents, stock appreciation rights, equity-based compensation, phantom stock ownership interests, securities that are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) or similar rights in any Group Company.

(e) There are no outstanding obligations of any of the Group Companies to issue, sell, transfer, repurchase, redeem or otherwise acquire any Equity Securities in any Group Company, or that relate to the holding, voting or disposition of or that restrict the transfer or, the issued or unissued equity or ownership interests of the Group Companies.

Section 3.3 Authority.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to be executed by it in connection with the Transactions and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is or will be a party as of the date of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other proceeding on the part of the Company is necessary to authorize this Agreement and the Ancillary Documents to which the Company is a party as of the date of this Agreement or to consummate the Transactions.

(b) This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be upon execution thereof) duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), in each case enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 3.4 Financial Statements.

Attached hereto as Schedule 3.4 are true, correct and complete copies of (i) the audited consolidated balance sheet of HW Holdco, LLC (an indirect wholly owned subsidiary of the Company) and its consolidated Subsidiaries as of December 31, 2025 and December 31, 2024, and the related audited consolidated statements of comprehensive loss, changes in member’s equity and cash flows for the years then ended (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of HW Holdco, LLC and its consolidated Subsidiaries as of February 28, 2026, and the related unaudited consolidated statements of income for the two-month period then ended (such financial statements, the “Interim Financial Statements” and such date for such period then ended, the “Balance Sheet Date”) (the Audited Financial Statements and the Interim Financial Statements, collectively, the “Company Financial Statements”). Except as set forth on Schedule 3.4, the Company Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis in all material respects throughout the periods covered thereby, except as may be indicated in the notes thereto and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and periods covered thereby and their consolidated results of operations for the periods then ended, subject in the case of the Interim Financial Statements, normal year-end adjustments (which are not material individually or in the aggregate) and the absence of notes.

(b) The Group Companies maintain and have adhered to a system of internal accounting controls reasonably designed to provide reasonable assurance regarding the preparation of the Company Financial Statements in accordance with GAAP as consistently applied by the Group Companies in accordance with past practice.

(c) There are no outstanding liabilities or obligations of the Group Companies other than: (1) liabilities adequately reserved against or reflected in the Interim Financial Statements or disclosed in the notes thereto; (2) liabilities disclosed in the Disclosure Schedule; (3) liabilities incurred in connection with the Transactions; (4) liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which is a liability resulting from any violation of Law or that relates to any cause of Action, breach of contract, breach of warranty, tort, infringement or misappropriation); and (5) other liabilities which would not, individually or in the aggregate, be material to the Group Companies individually or taken as a whole.

(d) The books and financial records of the Group Companies have been prepared and are maintained in accordance with GAAP in all material respects.

(e) The Company (i) has not owned, and does not own, any assets or property (other than Equity Securities of its Subsidiaries and its rights relating thereto), (ii) has not been, and is not, a party to any Contracts (other than its Governing Documents, the Governing Documents of its Subsidiaries, including in each case Contracts incidental thereto, or in connection with the Transactions, including this Agreement and any other Ancillary Document to which it is a party or those incidental thereto), (iii) has not conducted, and does not conduct, any business (other than incidental to its formation, continued existence or otherwise relating to its ownership of its Subsidiaries or the Transactions) and (iv) except: (A) for Permitted Liens, (B) for obligations under its Governing Documents, the Governing Documents of its Subsidiaries, including in each case, Contracts incidental thereto, or otherwise relating to or arising out of the Transactions, and nominal amounts necessary for the corporate maintenance and existence thereof and (C) as set forth in Schedule 3.4(e), has not, and does not, have any liabilities or obligations of any nature, except for any such liabilities or obligations that would not be material to the Group Companies, taken as a whole.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the Transactions, except for (i) compliance with and filings under the Regulatory Laws and (ii) those the failure of which to obtain or make would not, reasonably be expected to materially impair, prevent or materially delay the ability of the Group Companies or Seller to consummate the Transactions. None of the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the Transactions (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, result in or give rise to any right of termination, amendment, modification, cancellation or acceleration under, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person (or otherwise adversely affect any rights of Seller or the Group Companies) under any of the terms, conditions or provisions of any Material Contract or Material Permit to which Seller or any Group Company is a party or by which Seller or the Group Companies or any of their respective properties, assets or rights are bound or affected, (c) violate any order, writ, injunction, decree, or Law of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as expressly contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, except in the case of each of clauses (b) through (d) above, as would not, reasonably be expected to have an effect that is materially adverse to the Group Companies taken as a whole and would not reasonably be expected to materially impair, prevent or materially delay the ability of Seller or the Group Companies to consummate the Transactions.

Section 3.6 Material Contracts.

(a) Schedule 3.6(a) sets forth a complete and accurate list of each Contract to which any of the Group Companies is a party or by which any of the Group Companies or any of their respective properties or assets is bound as of the date of this Agreement that is of a type described below (collectively, the “Material Contracts”):

(i) any Contract (other than any sale or purchase orders for goods and services entered into in the ordinary course of business) with any Material Customer or Material Supplier;

(ii) any Contract for the employment or engagement of any employee, individual independent contractor or consulting services of any Person on a full-time, part-time or other basis that (A) provides annual compensation in excess of $200,000 per year (other than any “at will” Contract that may be terminated without liability by any Group Company upon thirty (30) days or less advance notice without severance liability to any Group Company); (B) is a change in control, retention or severance contract; or (C) is a Labor Agreement;

(iii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which any of the Group Companies will have any material outstanding obligation after the date of this Agreement;

(iv) any Contract under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(v) any Contract relating to any single capital expenditure or series of related capital expenditures pursuant to which any Group Company is required to make an expenditure following the date of this Agreement in excess of $250,000 or more in any calendar year;

(vi) any Contract with any Governmental Entity including any power of attorney granted by a Group Company to any Governmental Entity or any other Person, and any Contract under which any Group Company is, to the knowledge of the Company, a subcontractor or downstream contractor under a Contract with any Governmental Entity;

(vii) any Contract for or relating to Indebtedness for borrowed money;

(viii) any Contract consisting of a partnership, limited liability company, or joint venture or similar arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture, limited liability company or other similar arrangement involving an investment in any Person not wholly owned by any Group Company or providing for the sharing of any profits to any Person other than a Group Company to which any Group Company is a party or is bound;

(ix) any Contract that (A) restricts the ability of any Group Company to engage in any business activity in any geographic area or line of business, (B) contains exclusive dealing, non-

competition or similar arrangements or (C) restricts the ability of any Group Company to (I) compete with any Person, or (II) solicit employees, customers, suppliers or any other business in any geographic area, including, in each case, that following the transactions contemplated hereby, would apply to Purchaser and its Affiliates (other than any Group Company);

(x) any Contract relating to material acquisitions or dispositions by any of the Group Companies with any third party who is not an affiliate of a Group Company since January 1, 2023 of the assets comprising an operating business of any such third Person or the capital stock or other equity interests of any such third party (A) that is pending or (B) to the extent there are any unsatisfied material contingent future payments, earn-out payments, success fees, or other future contingent obligations;

(xi) any Contract obligating the Company, following the date of this Agreement, to sell or otherwise dispose of any asset or portion of the assets of any Group Company that would be material to the operations of the Group Companies, taken as a whole (other than assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Group Companies);

(xii) purchase agreements, redemption agreements or other Contracts relating to or affecting the equity of any Group Company, including any Contract that includes registration rights, voting arrangements, operating covenants or similar provisions;

(xiii) any Contract, including but not limited to any credit agreement, loan agreement, bond, debenture, indenture, note, mortgage, security agreement, pledge, loan commitment, leases that are financing leases pursuant to GAAP, in each case whether a balance is outstanding or may be incurred in the future or other Contract pursuant to which any Group Company has created, incurred, assumed or guaranteed any amount of Indebtedness greater than $100,000, in each case other than in respect of Payoff Indebtedness;

(xiv) any Contract related to any Contract regarding the purchase or ownership of real property and each of the Real Property Leases;

(xv) any Contract that contains any “most-favored nation,” exclusivity, minimum purchase requirements or minimum commitment terms;

(xvi) any Contract which grants to any person any exclusive rights or an option of first refusal, first offer or similar preferential right to purchase or acquire any assets or property that is material to the Group Companies, taken as a whole;

(xvii) any Contract by which any material Intellectual Property Rights or Technology are licensed (A) by any Group Company to another Person or (B) by another Person to any Group Company, in either case except any (1) Contract under which any Intellectual Property Right or Technology is licensed on a non-exclusive basis to a contractor or vendor of a Group Company for the benefit of and to provide services to a Group Company in the ordinary course of business, (2) non-exclusive license granted by a Group Company to its customers in the ordinary course of business, (3) off-the-shelf software licensed pursuant to a click-wrap or shrink-wrap Contract or other off-the-shelf or unmodified standard contract form, (4) Contract between or among the Group Companies or any employee or independent contractor of any Group Company made on the Company’s standard terms, or (5) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as an equipment lease or distribution or marketing Contract that includes an incidental license to use the trademarks of either party thereto for the purposes of advertising or marketing;

(xviii) any Contract containing a covenant not to sue with respect to Intellectual Property Rights, an agreement for trademarks to co-exist, or other similar Contract made in settlement of a dispute relating to Intellectual Property Rights; and

(xix) any Contract providing for the creation, generation, discovery, development or reduction to practice of any material Technology or Intellectual Property Rights, independently or jointly, by or for any Group Company, except any Contract between or among the Group Companies or any employee or independent contractor of any Group Company made on the Company’s standard terms;

(xx) any Contract providing for (A) the assignment, sale, transfer, exchange, or other disposition or acquisition of any assets, equity interests or properties (other than in the ordinary course of business) or (B) any merger, consolidation, or similar acquisition or other business combination, in each case entered into on or after the Look-Back Date; and

(xxi) other than any Contracts specified in clauses (i) through (x) above, Contracts that involve payments by or to any Group Company of $500,000 or more in any calendar year (other than sale and purchase orders in the ordinary course of business).

(b) A true and complete copy of each Material Contract has been made available to Purchaser by the Company. Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (subject to proper authorization and execution of such Material Contract by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.6(b), (i) no Group Company or, to the knowledge of the Company, other party thereto is, or after notice or lapse of time or both, would be, in breach under any Material Contract, and (ii) during the past twelve (12) months, no Group Company has received written notice of any breach under any Material Contract that has not been cured or waived, except, with respect to each of the foregoing clauses (i)-(ii), for breaches that are not and would not reasonably be expected to be material and adverse to the Group Companies, taken as a whole.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, during the period beginning on the Balance Sheet Date and ending on the date of this Agreement, (i) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect and (ii) each Group Company has conducted its business in the ordinary course of business substantially consistent with past practices. Except as set forth on Schedule 3.7, during the period beginning on the Balance Sheet Date and ending on the date of this Agreement, (i) there has been no action by any Group Company which, if such action had been taken by a Group Company between the date of this Agreement and the Closing Date, would have required the consent of Purchaser under Section 6.1 and (ii) no Group Company has suffered any material loss, damage, destruction or other casualty of any of its material tangible properties or assets whether or not covered by insurance.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, there is, and since the Look-Back Date there has been, no Action pending or, to the Company’s knowledge, threatened, by or against any Group Company or any material property or asset of any Group Company or any of the officers or directors of the Group Companies in regards to their actions, as such. Except as set forth on Schedule 3.8, there is no outstanding order, writ, judgment, injunction or decree of any Governmental Entity or, to the Company’s knowledge, investigation or threatened investigation, relating to any Group Company, any properties or assets of the Group Companies, or, to the Company’s knowledge, any officer or director of the Group Company. Except as set forth on Schedule 3.8(c), as of the date of this Agreement, there is no Action by any Group Company pending or which any Group Company has commenced preparations to initiate, against any other Person.

Section 3.9 Permits; Compliance with Applicable Law.

(a) Since the Look-Back Date, the Group Companies have obtained, held, and been in compliance with, and hold, and are in compliance with, all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices and other authorizations of and from all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (each, a “Material Permit”), except where such noncompliance would not reasonably be expected to be material to the Group Companies, taken as a whole. Schedule 3.9(a) sets forth a true and complete list of all Material Permits as of the date hereof. No suspension, cancellation, modification, revocation or nonrenewal of any Material Permit is pending or, to the Company’s knowledge, threatened. The Group Companies shall continue to have the use and benefit of the Material Permits immediately following consummation of the Transactions. No Material Permit is held in the name of Seller or other third party other than the Group Companies.

(b) The Group Companies are, and since the Look-Back Date have been, in compliance with all applicable Laws applicable to them of the operations, properties and assets of the Group Companies except where such noncompliance would not reasonably be expected to be material to the Group Companies, taken as a whole. Since the Look-Back Date, none of the Group Companies or any of their officers or directors have received any written notice, order, complaint or other written communication from any governmental Entity or any other Person alleging that any Group Company is not in compliance in any material respect with any Law applicable to it.

Section 3.10 Employee Plans.

(a) Schedule 3.10(a) lists all material Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has delivered or made available to Purchaser a true and complete copy, to the extent applicable, of: (i) the plan document (including all amendments thereto) and any related trust agreement, funding agreement, insurance contract and other governing documents; (ii) the most recent annual report (including on Form 5500) and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received from a Governmental Entity regarding the Tax-qualified status of such Employee Benefit Plan; (vi) any non-routine correspondence with a Governmental Entity since January 1, 2023 and (vii) the most recent written results of all required compliance testing.

(b) Except as set forth on Schedule 3.10(b), none of the Group Companies has, in the last six (6) years, maintained, sponsored, contributed to or had any obligation to maintain, sponsor, or contribute to, or has had, or is reasonably expected to have, any liability (including on account of any ERISA Affiliate) with respect to (i) a plan that is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) a Multiemployer Plan; (iii) a defined benefit pension plan, termination indemnity, jubilee payment, gratuity program, long service award program or similar program in any jurisdiction or (iv) a multiple employer plan as described in Section 413(c) of the Code, and no Employee Benefit Plan provides (and no Group Company has any obligation to provide) health, life insurance or other welfare benefits to former employees or other former service providers (or any current employee or individual service provider following termination) of any Group Company, other than health continuation coverage at the participant’s sole cost pursuant to COBRA or other applicable Law.

(c) Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been established, funded, operated, maintained and administered in all material respects in compliance with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, no events have occurred that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d) There are no pending or, to the Company’s knowledge, threatened Actions, suits or claims (other than routine claims for benefits) by or on behalf of any Employee Benefit Plan or any trusts which are associated with such Employee Benefit Plans. None of the Employee Benefit Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity nor, to the Company’s Knowledge, is any such audit or investigation threatened.

(e) No Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. All material payments (including premium and benefit payments with respect to insurance policies) required to be made have been made with respect to each Employee Benefit Plan or, if not yet due, such amounts have been accrued in all material respects in accordance with GAAP.

(f) No amount or benefit that has been or could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of any of the Group Companies could reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of any of the transactions contemplated by this Agreement. No Group Company has any obligation to indemnify or reimburse any individual for any Tax, including pursuant to Section 409A or 4999 of the Code.

(g) Each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) is reasonably expected to (i) entitle any current or former director, officer, or employee of any Group Company to severance pay or any other payment, compensation or benefit, (ii) result in any loan forgiveness to any current or former director, officer, or employee of any Group Company, (iii) accelerate the time of payment, funding, or vesting, or increase the amount of any compensation (including funding of compensation or benefits through a trust or otherwise) due to any current or former director, officer, or employee of any Group Company or (iv) result in any limitation on the liability of a Group Company to amend or terminate any Employee Benefit Plan.

(i) All Employee Benefit Plans that are subject to the laws of any jurisdiction outside the United States (i) have obtained from the Governmental Entity having jurisdiction, with respect to such Employee Benefit Plans, any determination or registration required in order to give effect to such Employee Benefit Plan, (ii) if they are intended to qualify for special tax treatment, satisfy in all material respects the requirements for such treatment and (iii) to the extent providing pension, termination indemnities, long-

service awards, jubilee payments, post-termination welfare benefits or similar payments or benefits are set forth on Schedule 3.10(i) and are fully funded or book reserved, as applicable, in accordance with GAAP.

(j) No Group Company is or has in the last six (6) years been, an “employer”, or an “associate of” or “connected with” an “employer” (as those terms in quotation marks are used in the Pensions Act 2004) of a United Kingdom defined benefit pension plan.

(k) No present or former employee of any Group Company has previously transferred to any Group Company, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) who at any time prior to such transfer was a member of a United Kingdom defined benefit pension plan, in circumstances where the Group Company, has (or could reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any enhanced early retirement or redundancy pension benefits, which are derived from such former employer’s pension plan.

(l) Seller has made available to the Purchaser a schedule that sets forth as of the date hereof a true, complete and correct list of each of the equityholders of Seller, together with (i) the number and type of equity interests held by such equityholder (together, the “Management Units”), (ii) the name of each direct and indirect holder of each outstanding Management Unit, (iii) the date of grant of such Management Unit, (iv) the Distribution Threshold of such Management Unit (if applicable), (v) the vesting schedule of such Management Unit and (vi) whether an election under Section 83(b) of the Code has been validly made by the holders thereof with respect to each Management Unit issued in the 24-month period prior to the date hereof. Schedule K-1s have been timely (subject to applicable extensions) issued to each holder of Management Units.

Section 3.11 Environmental Matters.

(a) Except as set forth on Schedule 3.11(a):

(i) The Group Companies are, and since the Look-Back Date have been in compliance with all applicable Environmental Laws in all material respects;

(ii) The Group Companies hold and since the Look-Back Date have been, in compliance in all material respects with all Material Permits that are required pursuant to applicable Environmental Laws for the operation of their businesses (each, an “Environmental Permit”);

(iii) No Group Company has received since the Look-Back Date any written notice, request for information, communication or complaint alleging any material violation of, non-compliance with or liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws;

(iv) Since the Look-Back Date, no Group Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance at the Leased Real Property in violation of any Environmental Laws;

(v) Since the Look-Back Date, no Group Company has caused a Release of Hazardous Substances, and, to the Company’s knowledge, there has not been any Release of Hazardous Substances, at any property currently or formerly owned or leased by any Group Company for which any Group Company has any material liability under Environmental Laws;

(vi) To the Company’s knowledge, there has not been any Release of Hazardous Substances at any property to which any Group Company has sent Hazardous Substances, for which any Group Company has any material liability under Environmental Laws;

(vii) There is no pending, or to the Company’s knowledge, threatened investigation by any Governmental Entity, nor any pending, or to the Company’s knowledge, threatened Action against any Group Company relating to Hazardous Substances or otherwise under any Environmental Law; and

(viii) The Company has provided to the Purchaser copies of all Environmental Permits that the Group Companies hold and are material to the conduct of the Group Companies’ businesses and any environmental reports that the Group Companies have in their possession with respect to all Leased Real Property.

Section 3.12 Intellectual Property.

(a) Except as set forth on Schedule 3.12, each of the Group Companies exclusively owns and possesses, all right, title and interest in and to, or has valid, subsisting, and enforceable licenses to use, free and clear of all Liens except for Permitted Liens, all Intellectual Property Rights and Technology used in or required for the operation of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). To the knowledge of the Company, none of the Group Company IP Rights are jointly owned with any other Person.

(b) Schedule 3.12(b) sets forth a list of: all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including: (i) registered patents, (ii) registered copyrights, (iii) registered trademarks, (iv) registered material domain names, and (v) pending applications for any registrations of a type referred to in the immediately preceding clauses (i) through (iv), in each case owned by a Group Company (collectively, “Company Registered IP”), and specifies as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration. Except as would not be material, each item of Company Registered IP is in compliance with all legal requirements, and each Group Company has made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Laws. The Group Companies and their patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Entity with respect to all patents included in Company Registered IP. All Company Registered IP is valid, subsisting and, to the knowledge of the Company, enforceable.

(c) Except as set forth on Schedule 3.12(b), (x) no Group Company has received (since the Look-Back Date) any written notice of any claim currently pending or, to the knowledge of the Company, threatened, against any Group Company either (A) contesting the use, validity, enforceability or ownership of any Group Company IP Rights or Company Registered IP, or (B) alleging that any Group Company is materially infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, and (y) there are no claims pending that have been brought by any Group Company against any Person alleging any material infringement, misappropriation or other violation of any Group Company IP Rights.

(d) Except as set forth on Schedule 3.12(d) and except as would not be material, (i) the conduct of the business of the Group Companies as currently conducted and, to the knowledge of the Company, as currently planned to be conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person in any manner that would likely be material to the Group

Companies; and (ii) to the knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any Group Company IP Rights in any manner that would likely be material to the Group Companies. Except as would not be material, the execution of this Agreement will not result in: (x) the loss or impairment of any Group Company’s right to own or use any of its Intellectual Property Rights, or (y) the payment of any additional consideration for any Group Company’s right to own or use any of its Intellectual Property Rights.

(e) No source code for any Group Company software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the Closing Date, an employee of such Group Company. Each Group Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Group Company software to any escrow agent or other Person. No event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Group Company software to any Person.

(f) No Company Product or Group Company IP Rights are subject to any “copyleft” or other substantially similar obligation or condition. With respect to Open Source Materials that are or have been used by any Group Company in any way, each Group Company has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements. There are no Open Source Materials included in, or distributed with, any Company Products in a manner that would reasonably be expected to (A) subject such Company Products or any Group Company IP Rights to the terms of the license applicable to such Open Source Materials in a manner that would impose material obligations on any Group Company, or (B) grant, or purport to grant, to any third party, any rights or immunities thereunder (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials) that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

(g) All software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Group Companies (“Company IT Systems”) are in good working condition and are sufficient in all material respects for the operation of the Company’s business as currently conducted. Since January 1, 2023, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any ransomware, cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Group Companies. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate anti-virus protections, firewalls, software and hardware support arrangements, and backup, disaster recovery, and business continuity technology, plans and procedures.

(h) Except as would not be material, the Group Companies (i) use all AI Technologies in compliance with the applicable license terms, consents and agreements, (ii) have not included and do not include any trade secrets or material confidential or proprietary information of a Group Company, in any prompts or inputs into any AI Technologies, except in cases where such information is anonymized or such AI Technologies do not use such information, to train the machine learning or algorithm of such AI Technologies or improve the services related to such AI Technologies, and (iii) have not used AI Technologies to develop any Company Products or other material Technology in a manner that would affect a Group Company’s ownership or rights therein.

(i) The Group Companies have taken commercially reasonable measures to maintain, preserve, and protect the confidentiality of all material trade secrets owned by the Group Companies. The conduct of the business of the Group Companies as currently conducted complies with all applicable Laws pertaining to privacy and security of personally identifiable information, except for any such non-compliance as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.13 Labor Matters.

(a) The Group Companies have made available a true, correct and complete list of all employees of the Group Companies as of April 23, 2026, including for each such employee their (i) identification number, (ii) primary work location (zip code and country), (iii) worker category (full-time, part-time, hourly, salary, or other basis, (iv) annual compensation, and (v) job title.

(b) The Group Companies have made available a true, correct and complete list of all individual independent contractors who are engaged by or providing services to the Group Companies as of May 11, 2026, including those providing services through a sole proprietorship or an entity wholly owned and operated by the individual including the following for each (i) title, (ii) department, (iii) primary work location, (iv) compensation terms and (v) engaging agency.

(c) Except as set forth on Schedule 3.13(c), (i) no Group Company is party to or bound by any Labor Agreement and to the Company’s knowledge there is no threatened or pending demand for recognition or certification for the formation of a Union involving the employees of any Group Company, (ii) since the Look-Back Date, there has been no strike, walk out, work stoppage, lockout or other material labor dispute pending or, to the Company’s knowledge, threatened against any Group Company, and (iii) since the Look-Back Date, there have been no union organizing activities pending or, to the Company’s knowledge, threatened with respect to any employees of any Group Company.

(d) Since the Look-Back Date, no Group Company has implemented, announced, or effectuated a “mass layoff” or “plant closing” (as defined under an applicable WARN Act) or any other action or decision that triggered notice obligations under an applicable WARN Act.

(e) Since the Look-Back Date, each Group Company has been in material compliance in all respects with all applicable Laws with respect to employment and labor matters, including, without limitation, all Laws relating to wages, hours of work, classification of independent contractors and other non-employee workers as such, classification of employees as exempt under applicable wage and hour Laws, immigration, equal employment opportunities, employment discrimination, occupational health and safety, collective bargaining, child labor, employee privacy, background checks, disability rights or benefits, identity and employment eligibility verification, fair employment practices, civil rights, the payment and withholding of social security and other payroll Taxes, terms and conditions of employment, reductions in force, plant closings and mass layoffs, pay transparency, affirmative action, meal and rest periods, overtime, compensation, harassment, retaliation, hiring, promotions, termination of employees, working conditions, disability rights or benefits, accommodations, leaves of absence, paid sick leave, unemployment insurance, automated decision-making tools (including artificial intelligence) and/or workers’ compensation.

(f) Since the Look-Back Date, there has been no, Action pending, or to the Company’s knowledge, threatened against any Group Company relating to any current or former employee or independent contractor, or any other labor or employment matter.

(g) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations since the Look-Back

Date of which they are aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. No Group Company reasonably expects any material liability with respect to any such allegations and, to the knowledge of the Company, there are no material harassment allegations pending against the current officers or directors of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

Section 3.14 Insurance. Schedule Section 3.14 contains a list of all the material insurance policies of the Group Companies in effect as of the date of this Agreement (collectively, the “Insurance Policies”). As of the date of this Agreement, all Insurance Policies are in full force and effect, all premiums with respect thereto have been paid, and no written notice of (i) cancellation or termination or (ii) disputes since the Look-back Date with respect to coverage of any Group Company under any Insurance Policy has been received by any Group Company with respect to any such Insurance Policy. Since the Look-Back Date, there has not been a material claim, and as of the date of this Agreement there is no pending material claim, by any Group Company against any insurance carrier under any of the Insurance Policies for which coverage has been denied or disputed in writing by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.15 Tax Matters. Except as set forth on Schedule 3.15:

(a) each Group Company has prepared and timely filed (or has had so prepared and filed on its behalf) (taking into account applicable extensions of time to file) all income and other material Tax Returns required to be filed with respect to such Group Company and all such Tax Returns are true, complete and correct in all material respects;

(b) each Group Company has timely paid (or has paid on its behalf) (taking into account applicable extensions of time to file) all income and other material Taxes of such Group Company that are due and payable (whether or not shown as due and payable on a Tax Return);

(c) there are no Liens with respect to Taxes upon any asset of any Group Company other than Permitted Liens;

(d) each Group Company has timely withheld or collected and reported and paid over to the appropriate Taxing Authority all material Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party;

(e) no Group Company is currently the subject of any current or pending Tax claim, audit, or examination concerning any Tax liability of such Group Company, nor has any Group Company received written notice from any Taxing Authority of any request for any audit or other examination;

(f) no Group Company has consented in writing to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority (other than any extension which is no longer in effect), or waived any statute of limitations in respect of material Taxes that remains in effect after the Closing Date;

(g) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any Group Company that would have a continuing effect after the Closing Date;

(h) no Group Company has received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of any amount of income or other material Taxes, which has not since been satisfied by payment or been withdrawn;

(i) no written claim has been made by any Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(j) no Group Company is a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement with any party relating to allocating, indemnifying, or sharing the payment of, or liability for, material Taxes (other than such an agreement between or among Group Companies or pursuant to customary provisions in agreements entered into in the ordinary course of business the primary focus of which is not Tax);

(k) no Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was the Company, or (ii) has any material liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. applicable Law), as a transferee or successor, or by Contract;

(l) no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of a method of tax accounting elected prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) executed on or prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) installment sale made on or prior to the Closing Date; (v) intercompany transaction entered into prior to the Closing or excess loss account as in existence immediately prior to the Closing as described in Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (vi) other than any amounts that would be taken into account in the determination of Accrued Income Taxes, “global intangible low-taxed income” or “net CFC tested income” (within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) attributable to a period (or portion thereof) ending on or prior to the Closing Date; or (vii) other than any amounts that would be taken into account in the determination of Accrued Income Taxes, application of Section 965 of the Code;

(m) neither the Company nor any Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code;

(n) no Group Company is or is a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(o) no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed by Section 355(a) of the Code in the past two (2) years;

(p) no Group Company is a party to or has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations; and

(q) to the Company’s knowledge, the prices and terms for the provision of any property or services by or to the Company or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been prepared or obtained and, if necessary, retained.

Section 3.16 Brokers. Except as disclosed in Schedule 3.16, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Group Company. The Company has provided to Purchaser true and correct copies of the Company’s agreements with the parties disclosed in Schedule 3.16 (subject to redactions for the economic terms thereof).

Section 3.17 Real Property.

(a) Leased Real Property. Schedule 3.17(a) sets forth a list of all locations of real property (such real property, the “Leased Real Property”) which any Group Company rents and occupies under lease as a tenant as of the date of this Agreement, including, for each such location, the relevant lessor and lessee, the approximate rented square footage, base monthly rental amount, total annual rental amount, and scheduled lease expiration date. The applicable Group Company holds good and valid leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. No parcel of Leased Real Property is subject to any order to be sold or is being condemned, expropriated, rezoned, or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor to the Company’s knowledge has any such condemnation, expropriation or taking been threatened.

(b) Each lease governing Leased Real Property to which a Group Company is subject (each, a “Real Property Lease”) is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Group Companies have provided Purchaser with a true and complete copy of each Real Property Lease. Except as set forth on Schedule 3.17(a), each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, is not in material breach thereof or material default thereunder. No Group Company is using any Leased Real Property in material violation of the applicable Real Property Lease or any applicable Law. To the Company’s knowledge, (i) there are no material latent defects or material adverse physical conditions affecting the Leased Real Property, and (ii) all structures and other buildings on the Leased Real Property are in operable operating condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments on the ordinary course and obsolescence in the ordinary course. Except as disclosed on Schedule 3.17(a), there are no subleases or similar written agreements granting to any Person other than a Group Company the right to use or occupy any Leased Real Property.

(c) Owned Real Property. None of the Group Companies owns any real property.

Section 3.18 Transactions with Affiliates. Except as disclosed in Schedule 3.18, no present or former Affiliate, director or executive officer of Seller or a Group Company (other than another Group Company), nor to the knowledge of the Company any employee or immediate family of any of the foregoing (i) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person (other than any Group Company) that is a Material Customer or Material Supplier of any Group Company; (ii) owns, directly or indirectly, any material property right, tangible or intangible, that is material to the Group Companies taken as a whole and used by a Group Company in the conduct of its business or has any material interest, directly or indirectly, in any material property that is used by a Group Company;

or (iii) other than an Employee Benefit Plan or a Contract disclosed in Schedule 3.6(a) in response to clause (ii) thereof, is a party to a Contract in which a Group Company is a counter-party. Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, shall not in and of itself be deemed to be a material financial interest for purposes of this Section 3.18.

Section 3.19 Customers and Suppliers.

(a) Schedule 3.19 sets forth a true and complete list of (i) the ten (10) largest customers of the Group Companies (as measured by amount of revenue recognized by the Group Companies attributable to such customer in the twelve (12) month period ended on the Balance Sheet Date (the “Material Customers”)), (ii) the amount for which each such Material Customer was invoiced during such period and (iii) the percentage of the consolidated revenue recognized of the Group Companies represented by sales to each such Material Customer during such period. Except as set forth on Schedule 3.19 or the completion, alteration or termination of any Contract or sale or purchase order in the ordinary course of business pursuant to its written terms, no Material Customer has (x) terminated, cancelled or failed to renew, or given the Group Companies any notice that references its intention to terminate, cancel or fail to renew, its business relationship with the Group Companies (whether or not subject to a Contract); or (y) materially reduced, or given the Group Companies written notice that references its intention to materially reduce, its business dealings with the Group Companies. There is currently, and since the Look-Back Date there has been, no pending or, to the Company’s knowledge, threatened material dispute between any of the Material Customers and any Group Company.

(b) Schedule 3.19(b) sets forth a true and complete list of (i) the ten (10) largest suppliers of the Group Companies, as measured by amounts the Group Companies were invoiced by such suppliers, excluding reimbursed expenses incurred by employees in the twelve-month period ended on the Balance Sheet Date (the “Material Suppliers”), and (ii) the amount for which each such Material Supplier invoices the Group Companies during such period. Except as set forth on Schedule 3.19(b) or the completion, alteration or termination of any Contract or sale or purchase order in the ordinary course of business, no Material Supplier has (i) terminated, cancelled, suspended or failed to renew, or given the Group Companies written notice that references its intention to terminate, cancel, suspend or fail to renew, its business relationship with the Group Companies (whether or not subject to a Contract); or (ii) materially reduced, or given the Group Companies written notice that references its intention to materially reduce, its business dealings with the Group Companies. There is currently, and since the Look-Back Date there has been, no pending or, to the Company’s knowledge, threatened material dispute between any of the Material Suppliers and any Group Company.

Section 3.20 Privacy Law. The Group Companies comply and, since January 1, 2023, have complied, in all material respects with the Data Security Requirements. The Group Companies use commercially reasonable physical, technical, and organizational measures designed to protect the operation, confidentiality, integrity and security of the respective Company IT Systems and Business Data. Except as would not be material, the Group Companies require all affiliates and/or third parties processing Personal Information on behalf of the Group Companies (“Data Partners”) to use and maintain, physical, technical and organizational measures to protect the availability, confidentiality, integrity and security of such Business Data and their respective software, systems and websites, in each case in accordance with applicable Privacy Laws. None of the Group Companies, and to the knowledge of the Company no Data Partner, has had since the Look-Back Date any (i) material actual or alleged breach of the security of their respective software, systems and websites, including the Company IT Systems, nor (ii) any unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other processing of Personal Information and/or confidential information (collectively (i) and (ii), “Security Incidents”). In relation to any Security Incident and/or actual, alleged, or potential violation of a Data

Security Requirement, none of the Group Companies have (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. Except as would not be material, the execution, delivery, and performance of this Agreement and the consummation of the Transactions will not (i) conflict with or result in a violation or breach of any Data Security Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) otherwise prohibit the transfer of Personal Information in the possession or control of the Group Companies to Purchaser.

Section 3.21 BHI Limited Partners. None of the Group Companies or Seller, nor any Affiliate, director, officer, agent, representative, advisor or other Person acting on behalf of or at the direction of any of the foregoing, has entered into, directly or indirectly, any agreement, arrangement or other understanding (whether written or oral), with any BHI Limited Partner except as set forth on Schedule 3.21 (each such agreement, arrangement or other understanding, a “BHI Limited Partner Contract”). Except as provided for in any BHI Limited Partner Contract, there are no (i) options, rights of first refusal, or rights to extend, renew, or modify any Contract; (ii) pricing arrangements, discounts, credits, rebates, or other financial accommodations; (iii) commitments regarding the terms on which products or services are or will be offered; or (iv) any oral or informal understanding regarding any of the foregoing, between the Seller or the Group Companies on the one hand, and any BHI Limited Partner on the other hand. To the Company’s knowledge, no BHI Limited Partner has threatened to terminate or materially reduce its business relationship with any Group Company in connection with the consummation of the Transactions.

Section 3.22 Illegal Payments; FCPA.

(a) None of the Group Companies, nor any director or officer, nor, to the Company’s knowledge, any other employee, agent or other Person acting on behalf, or at the direction, of any of the Group Companies, has, since the Look-Back Date, directly or indirectly through any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third-party), (i) violated any Sanctions Law in any material respect or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Governmental Entity official or to any other Person: (1) for the purpose of (a) corruptly or improperly influencing any act or decision of any Governmental Entity official in their official capacity, (b) inducing any Governmental Entity official to do or omit to do any act in violation of their lawful duties, (c) securing any improper advantage or (d) inducing any Governmental Entity official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (a) through (c), assist the Group Companies in obtaining or retaining business for or with, or directing business to, any Person or (2) in a manner that would constitute public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage under applicable Law.

(b) To the knowledge of the Company, there have been no false or fictitious entries made in the books and records of the Group Companies relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment.

(c) No Group Company or any of their representatives (acting on behalf of any of the Group Companies) has been convicted of violating any Sanctions Law or, to the Company’s knowledge, subjected to any investigation or proceeding by a Governmental Entity for fraud or violation of any Sanctions Law.

Section 3.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ANY

PURCHASER RELATED PARTY OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY SELLER, ANY COMPANY RELATED PARTY, ANY GROUP COMPANY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), THE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER GROUP COMPANY, SELLER, EACH OTHER COMPANY RELATED PARTY AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THE GROUP COMPANIES’ ASSETS, AND THE GROUP COMPANIES, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR REPRESENTATIVES, SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND PURCHASER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS ARTICLE 3 (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 4.1 Organization and Qualification of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Seller has the requisite power and authority to own, lease and operate its material properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.2 Authority.

(a) Seller has the power and authority to execute and deliver this Agreement and each of the Ancillary Documents to the extent such Ancillary Documents are to be executed and delivered by Seller and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the Transactions have been (and the Ancillary Documents to which Seller is a party will be) duly authorized by all necessary action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement and the Ancillary Documents to which Seller is a party or to consummate the Transactions.

(b) This Agreement has been (and the Ancillary Documents to which Seller is a party will be) duly and validly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming this Agreement has been and the Ancillary Documents to which Seller is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against Seller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’

rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and Purchaser’s representations and warranties contained in Section 5.3, no notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Seller or the Ancillary Documents to which Seller is a party or the consummation by Seller of the Transactions, except for (i) compliance with and filings under the Regulatory Laws, (ii) those the failure of which to obtain or make would not have any material effect on Seller’s ownership of the Company Shares or otherwise prevent or materially delay or materially impair the Closing and (iii) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Transactions. None of the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party nor the consummation by Seller of the Transactions will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, or Law of any Governmental Entity applicable to Seller or any of its properties or assets, except in the case of clauses (b) and (c) above, for violations which would not reasonably be expected to prohibit, materially delay or materially impair Seller’s ability to consummate the Transactions.

Section 4.4 Title to Stock. Seller is the record and beneficial owner of all of the Company Shares, has good and marketable title to the Company Shares and has the right, authority and power to sell, assign, and transfer the Company Shares to the Purchaser, in each case, free and clear of all Liens (other than restrictions on transfer which may arise under applicable securities laws). Upon (i) the Closing and (ii) the Purchaser’s payment of the Estimated Purchase Price, the Purchaser shall acquire good and valid title to the Company Shares, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

Section 4.5 Litigation. There is no Action pending against Seller before any Governmental Entity which would have a material adverse effect on Seller’s ownership of the Company Shares, or otherwise prevent or materially delay the Closing. Seller is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on Seller’s ownership of the Company Shares, or otherwise prevent or materially delay the Closing.

Section 4.6 Brokers. Except as disclosed in Schedule 4.6, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by Seller or its Affiliates on behalf of any Group Company. Seller has provided, or caused to be provided, to Purchaser true and correct copies of Seller’s or its Affiliate’s agreements with the parties disclosed in Schedule 4.6 (subject to redactions for the economic terms thereof).

Section 4.7 Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ANY PURCHASER RELATED PARTY OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY SELLER, ANY COMPANY RELATED PARTY, ANY GROUP COMPANY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), SELLER (ON BEHALF OF ITSELF, THE

OTHER COMPANY RELATED PARTIES AND EACH GROUP COMPANY, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF THEIR BUSINESSES OR ASSETS, AND SELLER, ON ITS OWN BEHALF AND ON BEHALF OF EACH GROUP COMPANY AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND PURCHASER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE 3 AND OF SELLER EXPRESSLY SET FORTH IN THIS ARTICLE 4 (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and the Company as follows:

Section 5.1 Organization. Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its material properties and carry on its business as now being conducted, except where the failure to be in good standing would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.2 Authority.

(a) Purchaser has all power and authority to execute and deliver this Agreement and each of the Ancillary Documents to the extent such Ancillary Documents are to be executed and delivered by Purchaser and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which Purchaser is a party and the consummation of the Transactions have been (and the Ancillary Documents to which Purchaser is a party will be) duly authorized by all necessary action on the part of Purchaser and no other proceeding on the part of Purchaser is necessary to authorize this Agreement and the Ancillary Documents to which Purchaser is a party or to consummate the Transactions. No vote of Purchaser’s equityholders is required to approve this Agreement or for Purchaser to consummate the Transactions.

(b) This Agreement has been (and the Ancillary Documents to which Purchaser is a party will be) duly and validly executed and delivered by Purchaser and constitutes a valid, legal and binding agreement of Purchaser (assuming this Agreement has been and the Ancillary Documents to which Purchaser is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against Purchaser in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and Seller’s representations and warranties contained in Section 4.3, no notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Purchaser or the Ancillary Documents to which Purchaser is a party or the consummation by Purchaser of the Transactions, except for (i) compliance with and filings under the Regulatory Laws, and (ii) those the failure of which to obtain or make would not prevent or materially delay the Closing. None of the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which Purchaser is a party nor the consummation by Purchaser of the Transactions will (a) conflict with or result in any breach of any provision of Purchaser’s Governing Documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, or Law of any Governmental Entity applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not reasonably be expected to prohibit, materially delay or materially impair Purchaser’s ability to perform its obligations under this Agreement and consummate the Transactions.

Section 5.4 Litigation. There is no Action pending against Purchaser before any Governmental Entity which would prohibit, materially delay or materially impair the Closing or the performance by Purchaser of its obligations under this Agreement. Purchaser is not subject to any outstanding order, writ, injunction or decree that would prevent or materially delay the Closing or the performance by Purchaser of its obligations under this Agreement.

Section 5.5 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by and on behalf of Purchaser or any of its Affiliates, in each case for which the Company or Seller may become liable.

Section 5.6 Financing. Purchaser has as of the date of this Agreement, and will have at all times through the Closing and the consummation of the Transactions, sufficient funds available to consummate the Transactions, including to pay all of the amounts contemplated by Section 2.3(c) and the fees and expenses incurred by or on behalf of Purchaser and the Group Companies related to the Transactions. There are no circumstances or conditions that could reasonably be expected to prevent or delay the availability of such funds to make any of the payments referenced in the immediately preceding sentence when payable in accordance with the terms and conditions of this Agreement.

Section 5.7 Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser or the Group Companies. Following the Closing, Purchaser and each of the Group Companies shall not (a) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature), (b) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged, or (c) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 5.8 Purchase for Investment. Purchaser is purchasing the Company Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to or for resale or distribution thereof in whole or in part. Purchaser does not have any Contract with any Person to sell, transfer or grant participations in the Company Shares to such Person. Purchaser is an accredited investor as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

Section 5.9 Exclusivity of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS TO WHICH PURCHASER IS A PARTY, PURCHASER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY OF ANY NATURE WHATSOEVER TO SELLER OR ANY OF ITS DIRECTORS, OFFICERS, MEMBERS, AFFILIATES, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONSULTANTS, AGENTS, COUNSEL, REPRESENTATIVES, OR ADVISORS.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as contemplated or permitted by this Agreement, (ii) to the extent required by any applicable Law or Material Contract, (iii) as set forth in Schedule 6.1, or (iv) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (A) the Company shall and shall cause each other Group Company to use reasonable best efforts to conduct its business in the ordinary course of business, (B) use commercially reasonable efforts to preserve the present material commercial relationships with employees, customers and suppliers of the Group Companies and (C) the Company shall not and shall cause each other Group Company not to:

(a) modify or amend any of the Governing Documents of any of the Group Companies;

(b) issue, sell, pledge, dispose, transfer, encumber or grant any (i) Equity Securities of any of the Group Companies, (ii) securities convertible into or exchangeable for any Equity Securities, or any options, warrants or rights to acquire any such Equity Securities or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other securities the value of which is derived from the price or value of the Equity Securities of any Group Company;

(c) authorize, declare, set aside, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Group Companies (in each case, other than prior to the Adjustment Time);

(d) adopt a plan or agreement of complete or partial liquidation or dissolution;

(e) acquire (including by merging or consolidating with, or by purchasing) any equity interest in, or other than in the ordinary course of business, the assets of, any Person or division thereof;

(f) except for Contracts entered into, renewed or extended in the ordinary course of business and consistent with past practice, amend or modify in any material respect, renew, terminate or grant any release or relinquishment of any material right under any Material Contract or any BHI Limited Partner Contract in a manner that adversely affects any Group Company;

(g) except (x) to the extent required to comply with applicable Law or the terms of any Employee Benefit Plan or any Material Contract listed on Schedule 3.6(a)(i) or (y) for normal merit and cost-of-living increases to annual base salary or hourly wage rates for employees whose annual base salary is less than $200,000 in the ordinary course of business but in any event (A) not to exceed 3% of annual base salaries with respect to such employees in the aggregate and (B) not to exceed 10% of the annual base salary for any individual employee, (i) grant or announce any equity awards or increase the salaries, bonuses or other compensation and benefits payable by any of the Group Companies to any current or former employee, executive officer, director, consultant or other service provider of any of the Group Companies; (ii) hire, terminate, promote or demote any employees with an annual base salary in excess of $200,000, or (iii) adopt, amend, materially increase benefits under, or terminate any Employee Benefit Plan (or any other compensation or benefit plan, policy, program agreement or arrangement that would have been an Employee Benefit Plan if it had been in existence on the date hereof), or otherwise take any action to accelerate the vesting, payment or funding under any Employee Benefit Plan;

(h) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, or material reductions in compensation;

(i) negotiate, modify, amend, extend, terminate, enter into, or assent to any Labor Agreement or recognize or certify any Union;

(j) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(k) change its material accounting principles, methods, policies or procedures, except to the extent required to conform with GAAP or applicable Law (or any interpretation thereof);

(l) other than in the ordinary course of business consistent with past practice, sell, lease or otherwise dispose of any of its properties or assets that are material to the business of the Group Companies;

(m) change its fiscal year;

(n) incur any Indebtedness (other than (i) any Indebtedness that will be paid off at or prior to the Closing or (ii) inter-company borrowings between or among any Group Company);

(o) grant any Lien (other than Permitted Liens) upon any of its material assets or properties;

(p) make or agree to make any capital expenditure that is, individually or in the aggregate with such other capital expenditures, in excess of $1,000,000 in any fiscal quarter, other than capital expenditures consistent with the model previously made available by the Company or in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident that are covered by insurance or otherwise reasonably necessary in order to maintain business continuity;

(q) (i) make, change or rescind any material Tax election; (ii) amend any material Tax Return; (iii) enter into any Tax closing agreement or voluntary disclosure agreement with respect to a material tax; (iv) settle or compromise any material Tax claim, examination or assessment; or (v) consent to any extension or waiver of the limitations period applicable to any material Tax claim, examination or assessment (other than any extension pursuant to an extension to file any Tax Return), in each case, if such action would have the effect of increasing the Tax liability of a Group Company for any period ending after the Closing Date or decreasing any Tax attribute of a Group Company existing on the Closing Date;

(r) sell, lease, assign, license, sublicense, transfer, allow to lapse, abandon, or otherwise dispose of any material Group Company IP Right, except for any non-exclusive licenses of Intellectual Property Rights in the ordinary course of business;

(s) commence (other than any collection action in the ordinary course of business), settle or compromise or otherwise voluntarily resolve any Action, other than the compromise or settlement of any Action that is not brought by Governmental Entities and that: (i) is for an amount not to exceed, for any such compromise or settlement individually, $100,000, or in the aggregate, $1,000,000 and (ii) does not impose any material continuing non-monetary obligations on any Group Company (or, to the knowledge of the Company, Purchaser or any of its Affiliates from and after the Closing), including any monitoring or reporting obligations to any other Person; or

(t) authorize, agree, resolve or consent to any of the foregoing including for the avoidance of doubt entering into a letter of intent or term sheet (binding or non-binding) relating to any of the foregoing.

Nothing contained in this Agreement shall give Purchaser, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing.

Section 6.2 Tax Matters.

(a) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne equally by Seller and Purchaser. All applicable Tax Returns with respect to Transfer Taxes shall be the responsibility of the party required to file such Tax Return under applicable Law. The Parties will, and will cause their Affiliates to, reasonably cooperate in good faith with the filings and payments contemplated by this Section 6.2(a) and to reduce or eliminate, to the extent consistent with this Agreement and permissible under applicable Law, the amount of any such Transfer Taxes.

(b) Tax Actions. Except as expressly required by this Agreement, without the written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed), the calculation of any Taxes for which Seller has economic responsibility pursuant to this Agreement (including for purposes of the determination of any Tax liabilities included in Net Working Capital or Accrued Income Taxes) shall not take into account any of the following actions, (i) re-filing, amending or otherwise modifying any Tax Return of the Group Companies with respect to any taxable period that ends on or prior to the Closing Date, (ii) filing any Tax Return of the Group Companies for any taxable period that ends on or prior to the Closing Date in a manner that is materially inconsistent with past practices of the Group Companies, provided, that it shall be unreasonable for Seller to withhold its consent with respect to this clause (ii) to the extent that a nationally recognized accounting firm is unable to support a “more likely than not” (or higher) level of comfort with respect to any such past practices, (iii) making, changing or revoking any Tax election with respect to any Group Company for any Pre-Closing Tax Period, or making any election pursuant to Section 338 of the Code with respect to any Group Company or (iv) making or initiating any voluntary Tax disclosures or Tax amnesty or similar filings.

(c) Cooperation. The Parties agree to use commercially reasonable efforts to furnish or cause to be furnished to each other, upon request and at the requesting Party’s expense, as promptly as reasonably practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(d) Tax Sharing Agreements. Any and all Tax sharing agreements, Tax allocation, Tax indemnity agreements or similar agreements between any Group Company, on the one hand, and Seller and its Affiliates, on the other hand, shall be terminated prior to the Closing Date.

(e) Straddle Periods. With respect to any Straddle Period, the amount of any ad valorem or property Taxes for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period on or prior to the Closing Date, and the denominator of which is the number of days in such Straddle Period and the amount of any other Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date (except as otherwise determined with respect to advance payments, deferred revenues or other prepaid amounts as described in clause (D) of the definition of Accrued Income Taxes); provided, that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing and the period beginning subsequent to the Closing in proportion to the number of calendar days in each period. To the maximum extent permitted by applicable Law, any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date, or after the Closing, shall be deemed to have taken place or arisen on the date immediately subsequent to the Closing Date. Notwithstanding the foregoing and without duplication with Section 6.13, any Tax attributable to cash received or income recognized from Item 1 on Schedule 1.1 shall be deemed to have been recognized in, and allocated entirely to, the Pre-Closing Tax Period.

(f) Specified Tax Refunds. After the Closing, any Tax refund (or credit in lieu thereof) received by or allocable to any Group Company with respect to the Tax refunds specified on Schedule 6.2(f) (the “Specified Tax Refunds”) shall be for the account of Seller. To the extent requested by Seller, Purchaser shall, and shall cause any Group Company, as applicable, to, as soon as reasonably practicable, take all steps reasonably required or requested by Seller to obtain any such Specified Tax Refund. Promptly upon the receipt of any Specified Tax Refund, but in any event within five Business Days after the receipt of such Specified Tax Refund, Purchaser shall pay (or cause to be paid) to Sellers an amount equal to such Specified Tax Refund, net of any reasonable out-of-pocket costs incurred by Purchaser (or its Affiliates) in obtaining such Specified Tax Refund, by wire transfer of immediately available funds in dollars, to the account or accounts designated to Purchaser by or on behalf of Sellers in writing at least two Business Days before the applicable payment date. For purposes of the preceding provisions of this Section 6.2(f), any credit in lieu of a cash refund of Taxes shall be treated as received when the credit is used to reduce an actual cash Tax payment (including any estimated Tax payment). To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable tax authority, Seller agrees to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such tax authority, to Purchaser.

(g) Characterization of Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to Section 2.3(d) as an adjustment to the Purchase Price for all Tax purposes.

Section 6.3 Access to Information.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable prior written notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Purchaser and its authorized representatives during normal business hours to reasonable access (which may be done virtually) to the properties, senior management personnel, books, Contracts and records of the Group Companies subject to compliance with applicable Law regarding access to facilities (in a manner so as to not interfere with the normal business operations of any Group Company) solely for the purpose of facilitating Purchaser’s efforts to consummate the Closing of the Transactions. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

(b) Following the expiration or termination of all applicable waiting periods (and any extension thereof) under the Regulatory Laws applicable to the consummation of the Closing, and solely to the extent permitted by applicable Law, ten (10) Business Days prior to the anticipated Closing Date, senior management of Purchaser may contact or otherwise address employees of the Group Companies in connection with transition planning and related matters, in each case with at least three (3) Business Days’ prior notice to the Company and coordinated through the Company.

(c) Notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing, no Group Company nor any of their respective Affiliates shall be required to disclose (including through access rights) to Purchaser or any of its representatives (i) any information (A) if doing so would contravene any contract, fiduciary duty or applicable Law to which any Group Company or any of their respective Affiliates is a party or otherwise bound or is subject, or which it reasonably determines upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, (B) if any Group Company or any of their respective Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand, are adverse parties in a litigation or arbitration and such information is reasonably pertinent thereto, or (C) if any Group Company or any of their respective Affiliates reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively or commercially sensitive nature, or (ii) any information relating to Taxes or Tax Returns other than such information relating solely to the Group Companies.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that the Confidentiality Agreement, and all rights and obligations set forth therein, shall terminate immediately as of the Closing and thereafter cease to be of any further force or effect.

Section 6.4 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Purchaser and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). All filing fees incurred in connection with the filing and compliance under the Regulatory Laws shall be borne (x) by the Company in an amount equal to the lesser of (i) fifty percent (50%) of such fees and (ii) $137,000 and (y) by the Purchaser in an amount equal to the remaining amount of such fees. Each Party shall make an appropriate filing, if necessary, pursuant to the Regulatory Laws with respect to the Transactions as soon as reasonably practicable (and in any event, within ten (10) Business Days for any filings under the HSR Act) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that are required or may be requested pursuant to the Regulatory Laws. Each Party shall, to the extent permitted under applicable Law, provide to the other Party copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the Transactions or any of the matters described in this Section 6.4. Each of the Parties shall promptly inform the others of any substantive oral communication with, and provide copies of any written communications with, any Governmental Entity regarding any such filings or the Transactions or such matters, unless prohibited by Law or any Governmental Entity. No Party, nor any of its representatives, shall independently participate in any meeting or substantive conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or substantive conference call and, to the extent permitted by Law or such Governmental Entity, the Parties shall provide one another a reasonable opportunity to attend and participate in any such meeting. To the extent permissible under applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Regulatory Laws; provided that such materials may be redacted by legal advisors of such Party as necessary to comply with applicable Law. The Parties may, as they deem advisable, designate any competitively sensitive materials provided to the others under this Section 6.4 or any other section of this Agreement as “legal counsel only.” Such materials and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Without limiting the generality of the foregoing, each of the Parties agrees that it is Purchaser’s sole right to (i) devise the strategy for all filings and communications in connection with any filing pursuant to the HSR Act or other applicable Regulatory Laws, so long as such strategy complies with the terms and conditions of this Agreement, and (ii) control the preparation and filing of all documentation with respect to all Permits necessary to be obtained from any Governmental Entity in connection with the transactions contemplated hereby. Notwithstanding the foregoing, no Party shall be obligated to share with the other party documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act.

(b) Subject to the terms and conditions of this Agreement, from the date hereof until the earlier to occur of the Closing and the earlier valid termination of this Agreement pursuant to Article 8, each of the Company and Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, to file or cause to be filed all documents, and to give or cause to be given all notices to Governmental Entities or other Persons, and to do, or cause to be done, all other things, necessary obtain all clearances, consents, approvals and waivers under Competition Laws or other applicable Laws that may be required by any Governmental Entity, including to cause the expiration or early termination of the waiting period required under the HSR Act or any other applicable Law, so as to enable the Parties to close the Transactions as soon as practicable; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement (including the other provisions of this Section 6.4), Purchaser and its Affiliates shall not be required to proffer to, or agree to, sell, divest, lease, license, transfer, hold separate or otherwise dispose of any assets, properties, products, product lines, businesses, rights, services or interests of Purchaser, its Affiliates or any Group Company, or agree to any limitation, restriction or condition on the conduct of the business or operations of Purchaser, its Affiliates or any Group Company, or take or agree to take any other action that would limit Purchaser’s or its Affiliates’ freedom of action with respect to, or ability to retain or operate, any such assets, properties, products, product lines, businesses, rights, services or interests (each, a “Remedial Action”), other than any de minimis Remedial Action. Notwithstanding anything to the contrary in this Agreement, none of the Company, Seller, nor any of their respective Affiliates shall, without Purchaser’s prior written consent, take, commit to, effectuate, represent or propose to any Governmental Entity or any other Person any Remedial Action. For the avoidance of doubt, other than as expressly set forth in Article 7, the failure to obtain any consent or approval referenced above shall not be a condition to the obligation of any Party to consummate the Transactions.

(c) In the event any Action by any Governmental Entity or other Person is commenced, which questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action, and if an injunction or other order is issued in any such Action, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions; provided, that, for the avoidance of doubt, Purchaser shall bear the costs and expenses of complying with this Section 6.4(c) (other than the fees of Seller’s or the Group Companies’ own legal counsel (and not any other Party’s counsel)).

(d) Without limiting any of the other obligations of Purchaser or its Subsidiaries in this Agreement, Purchaser agrees that, from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with the terms of Article 8, Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly acquire or agree to acquire (by merging or consolidating with or by purchasing all or a substantial portion of the assets of or equity in) any Relevant Business, if the entry into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to prevent or cause a material delay in the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, “Relevant Business” means any business engaged in US residential homes sales marketplaces and/or data providers.

Section 6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any rights that any Person may have under any Employee Benefit Plan, Purchaser agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favor of Seller and the Group Companies, and their respective Affiliates and equityholders, and its and their respective directors, officers, employees or agents, or any other natural person who is a beneficiary of any such obligation of any such Person existing as of the date of this Agreement (collectively, whether such natural person becomes a beneficiary of such obligation prior to, on or following the date of this Agreement, “Indemnified Persons”) and provided in such Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing (including the fact that the Indemnified Person is or was an officer, director, manager, agent, employee or fiduciary of any Group Company), shall survive the consummation of the Transactions and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years to the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive. The indemnification, exculpation and expense advancement provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were Indemnified Persons, in any respect, unless such modification is required by applicable Law.

(b) Prior to the Closing, the Company shall (at its sole cost and expense) obtain, fully pay for and maintain in effect commencing on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a non-cancellable customary “tail” insurance policy (the “Tail Policy”) approved by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed) with reputable and financially sound carriers providing directors’ and officers’ employment practices liability and fiduciary insurance coverage for the benefit of each Person who, at any time prior to the Closing, is or was an Indemnified Person with respect to matters occurring on or prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage in effect on the date of this Agreement under the Group Companies’ directors’ and officers’ liability insurance policies; provided that Purchaser may substitute therefor policies of substantially comparable coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring on or prior to the Closing Date.

(c) Notwithstanding anything contained in this Agreement to the contrary, if any Action (whether arising before, on or after the Closing) is made against any Indemnified Person on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.5 shall continue in effect until the final disposition and resolution of such Action.

(d) The Indemnified Persons entitled to the indemnification, exculpation, advancement of expenses and insurance set forth in this Section 6.5 are intended to be third-party beneficiaries of this Section 6.5 and shall be entitled to individually enforce the provisions of this Section 6.5. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

(e) Purchaser hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). Purchaser hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person, the Group Companies or any Other Indemnitor, whether pursuant to any Governing Documents, indemnification agreement or other document or agreement or pursuant to this Section 6.5 (any of the foregoing is herein an “Indemnification Agreement”), Purchaser and the Group Companies (i) shall at all times be the indemnitors of first resort (i.e., their obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person shall be secondary), (ii) shall at all times be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement (to the extent not legally prohibited and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights that such Indemnified Person may have against the Other Indemnitors, and (iii) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (B) that the Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before Purchaser and the Group Companies must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement. Purchaser, and following the Closing, each Group Company, hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from Purchaser or the Group Companies shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against Purchaser or the Group Companies.

(f) In the event that Purchaser, the Company, any of their Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers, distributes, or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Purchaser shall make proper provision so that the successors and assigns of Purchaser or the applicable Group Company, as applicable, shall assume all of the obligations thereof set forth in this Section 6.5. In addition, the Company shall not, and shall cause the Group Companies not to, distribute, sell, transfer or otherwise dispose of any of their respective assets in a manner that would reasonably be expected to render any Group Company unable to satisfy its obligations under this Section 6.5.

Section 6.6 Exclusive Dealing.

(a) Immediately after the execution of this Agreement, the Company shall terminate and cease, and the Company shall cause the other Group Companies and their respective representatives to terminate and cease, all activities, discussions and negotiations that may then be ongoing by any of them with any Person (other than Purchaser and its Affiliates and their respective representatives) with respect to any Competing Transaction. From the execution of this Agreement by the Parties hereto until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, no Group Company shall, directly or indirectly, through any representative or otherwise, and shall not permit or authorize any such Person to, (a) continue, solicit, initiate or knowingly encourage any proposal, inquiry or offer from any Person relating to any Competing Transaction or which would reasonably be expected to lead to any Competing Transaction, (b) conduct, participate in, initiate, continue or otherwise facilitate any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any Person to effect a Competing Transaction, or (c) enter into or authorize the entry into any agreements or other instruments (whether or not binding) regarding a Competing Transaction. The Company shall, and shall cause the other Group Companies, their respective Affiliates and their respective representatives to notify any such Person that it no longer seeks or requests a Competing Transaction, and withdraws any consent theretofore given to the making of a Competing Transaction.

(b) The Company or Seller shall immediately (but in any event, within one Business Day) notify Purchaser in writing after receipt by any Group Company (or, to the knowledge of the Company, by any of the Group Companies’ representatives) of (i) any communication with respect to a Competing Transaction, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Transaction, (iii) any other notice that any Person is considering making a Competing Transaction or (iv) any request for non-public information relating to any Group Company or for access to any of the properties, books or records of any Group Company by any Person or Persons other than Purchaser and its representatives.

Section 6.7 Documents and Information. After the Closing Date, Purchaser shall, and shall cause the Group Companies to, until the seventh (7th) anniversary of the Closing Date, use reasonable best efforts to retain all books, records and other documents (including Tax Returns, schedules, work papers and other material records or other documents relating to Taxes) pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (or its designees) during normal business hours, upon reasonable request and upon reasonable notice.

Section 6.8 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates, or any of its or their respective employees, agents and representatives who are aware of the Transactions not to), directly or indirectly, contact any employee, customer, supplier, distributor, service provider, advisor, lessee, lessor, lender, licensee or other material business relation of any Group Company regarding or otherwise relating to any Group Company, its business or the Transactions without the prior consent of Seller; provided, nothing in this Section 6.8 shall restrict Purchaser or its Affiliates, or any of its or their respective employees, agents and representatives from communications made in good faith and in the ordinary course of business, unrelated to any Group Company or the Transaction and without use of, or reliance upon, any confidential information or evaluation material provided to Purchaser, its Affiliates, and its and their respective representatives in connection with this Agreement (including under the Confidentiality Agreement).

Section 6.9 Employee Benefits Matters.

(a) For at least one (1) year following the Closing Date, Purchaser shall provide employees of each Group Company as of the Closing Date who continue to be employed by a Group Company as of, or former employees who are entitled to benefits as of, the Closing (“Continuing Employees”) with (while such Continuing Employee remains employed) the same or superior salary or hourly wage rate as provided to such Continuing Employees immediately prior to the Closing Date and with employee benefits (excluding equity-based arrangements, change in control, retention, severance or similar benefits, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans, and specific performance goals for incentive compensation (together, the “Excluded Benefits”)) that are substantially comparable, in the aggregate, to either those provided under the Employee

Benefit Plans maintained by the Group Companies for the benefit of any such Continuing Employee as of the Closing Date or those provided by Purchaser to its similarly situated employees (in each case, disregarding the Excluded Benefits).

(b) Purchaser further covenants and agrees that, from and after the Closing Date, Purchaser shall and shall cause each Group Company to, grant all of such Continuing Employees full credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual, disability and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by or on behalf of Purchaser or any Group Company on or after the Closing Date (the “New Plans”) in a manner no less favorable to any such Continuing Employee than as recognized by the Group Companies prior to the Closing under the applicable Employee Benefit Plan; provided that the foregoing shall not apply to the extent it would result in the duplication of benefits or to any defined benefit pension, retiree medical or similar New Plans. In addition, Purchaser shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by any Continuing Employee under any similar or analogous Employee Benefit Plan as of the Closing and (B) cause any deductible, coinsurance and covered out-of-pocket expenses paid on or before the Closing Date in the calendar year in which the Closing occurs by any Continuing Employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any corresponding New Plan for the calendar year in which the Closing occurs.

(c) Neither Purchaser nor the Company shall, and the Company shall cause the other Group Companies not to, at any time prior to the date that is ninety-one (91) days after the Closing Date, effectuate a “mass layoff” as that term is defined under the WARN Act, or comparable conduct under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of any Group Company without complying fully with the requirements of the WARN Act or such applicable state Law.

(d) Except as otherwise instructed by Purchaser, the Company shall adopt written resolutions to terminate, effective as of no later than the day immediately before the Closing Date, any Employee Benefit Plan that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Company 401(k) Plan”), and effective immediately prior to the Closing, (i) all participants in any Company 401(k) Plan shall be fully vested in their account balances and (ii) no Continuing Employee or other Person shall have any right thereafter to contribute any amounts to such Company 401(k) Plan based upon compensation earned after the Closing. No later than five (5) Business Days before the Closing Date, the Company will provide Purchaser with a copy of such proposed resolutions terminating such Company 401(k) Plan prior to adoption thereof by the board of directors of the Company and shall reflect all reasonable comments from Purchaser thereon, and the Company shall deliver evidence to Purchaser that the board of directors of the Company approved such resolutions. If such termination is effected, Purchaser shall permit Continuing Employees to directly roll over their accounts under the Company 401(k) Plan (including any loan promissory notes) to a tax-qualified defined contribution plan sponsored by Purchaser or an Affiliate.

(e) This Section 6.9 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Nothing contained herein, express or implied, is intended to confer upon any current or former employee of any Group Company (or any beneficiary thereof) any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Nothing in this Agreement shall (a) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Employee Benefit Plan or other employee benefit or compensation plan, program, policy, practice or otherwise, or (b) restrict, or be deemed to restrict, Purchaser or one of its Affiliates from terminating the employment of any Continuing Employee. Purchaser agrees that Purchaser or its subsidiaries shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any Employee Benefit Plan.

Section 6.10 Termination of Certain Agreements. On or prior to the Closing, the Company shall terminate all agreements that are set forth in Schedule 6.10, in such ways as described therein (if so designated) and without causing any penalty or extra payment, and provide to Purchaser evidence of such termination in a form reasonably satisfactory to Purchaser.

Section 6.11 Section 280G. The Company shall use commercially reasonable efforts to obtain, prior to the initiation of the stockholder approval procedure described below, from each Person to whom any payment or benefit is required or proposed to be made that could reasonably be expected to constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder, a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment (within the meaning of Section 280G of the Code), and accepting in substitution for the Waived Benefits the right to receive or retain the Waived Benefits only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder. Prior to the Closing Date, the Company shall use its commercially reasonable efforts to obtain the approval by such number of shareholders of the Company as required by, and in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in this Section 6.11 to receive or retain, as applicable, each such Person’s Waived Benefits; provided that in no event shall the Company be deemed in breach of this Section 6.11 solely because any such Person refuses to waive any such rights or if the shareholders fail to approve any Waived Benefits following the Company’s compliance with this Section 6.11. No later than five (5) days prior to distribution of the intended recipients, the Company shall provide Purchaser with drafts of all documents and actions (including all supporting calculations and analyses) contemplated in connection therewith for Purchaser’s review and shall incorporate all reasonable comments thereto provided by Purchaser prior to such distribution.

Section 6.12 RWI Policy.

(a) Substantially concurrent with the execution and delivery of this Agreement, Purchaser shall bind the RWI Policy, a true, complete and correct copy of which (including the final form of policy attached to the binder) has been provided to Seller. Purchaser shall bear one hundred percent (100%) of, and on or prior to the Closing (or in the case of any deposit, on the due date of that deposit) shall pay or cause to be paid, all of the costs associated with obtaining any RWI Policy, including the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines Taxes and other similar taxes and fees; provided, further, that Purchaser shall be responsible for one hundred percent (100%) of any retention amount under the RWI Policy.

(b) Purchaser shall cause the RWI Policy to expressly provide that no insurer or Person claiming through any insurer or beneficiary in relation to such RWI Policy shall pursue, directly or indirectly, any rights, including rights of or via subrogation, assignment, or otherwise, against the Company,

Seller or any Seller Non-Party Affiliate with respect to any claim made thereunder, except in the case of, and only to the extent of, losses actually paid by the insurer to such RWI Policy under the RWI Policy resulted from Fraud, and in such case only against such Person who has committed such Fraud and not against any other Person. Seller and its respective direct or indirect equityholders, affiliates, members, controlling Persons, directors, officers, employees, managers and general or limited partners shall be identified in the RWI Policy as express third party beneficiaries of the foregoing provision with the right of enforcement. The foregoing subrogation provision, shall not be in any way amended, modified, supplemented, terminated, waived, or otherwise revised, and no amendment, modification, supplementation, termination, waiver or revision shall be effective, without the express written consent of Seller.

Section 6.13 Remittance of Deferred Consideration.

(a) Purchaser acknowledges and agrees that, as of the date hereof, one or more Group Companies may be entitled to receive deferred consideration pursuant to that certain Asset Purchase Agreement, by and between Hanley Wood Media, Inc. and Questex, LLC, dated as of June 30, 2025 (the “Deferred Consideration Agreement,” and the aggregate amount of consideration any Group Company is entitled to receive pursuant to the Deferred Consideration Agreement, the “Deferred Consideration”). Following the Closing, to the extent any Deferred Consideration is actually received by Purchaser, a Group Company or any of their respective Affiliates, Purchaser shall, promptly following receipt thereof, remit or cause remittal to Seller (or its designee) an amount in cash equal to the aggregate Deferred Consideration actually received, net of any and all Taxes imposed on the receipt of the Deferred Consideration (such amount, the “Net Deferred Consideration Amount”) by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser no later than three (3) Business Days prior to the Closing Date.

(b) Notwithstanding anything to the contrary herein, (i) neither Purchaser nor any Group Company shall have any obligation to commence any Action, make any demand, or take any other affirmative step to pursue, collect, defend or enforce any rights or obligations with respect to the Deferred Consideration or any Deferred Consideration Agreement and (ii) neither Purchaser nor any Group Company shall have any liability to Seller, any of its Affiliates or any other Person for any failure by any party to the Deferred Consideration Agreement to pay all or any portion of the Deferred Consideration, including, for the avoidance of doubt, with respect to any difference between the amount of any Deferred Consideration actually received by a Group Company and the amount contractually agreed to be paid by the applicable parties pursuant to any Deferred Consideration Agreement.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1 Conditions to the Obligations of the Company, Purchaser, and Seller. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver by the Company and Purchaser on or prior to the Closing of the following conditions:

(a) any applicable waiting period (and any extension thereof) under the HSR Act, as well as any agreement not to close embodied in a “timing agreement” between the Parties and a Governmental Entity, and the Regulatory Laws and other regulatory approvals set forth on Schedule 7.1(a) applicable to the consummation of the Closing shall have expired or been terminated; and

(b) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law that prohibits the consummation of the Closing or makes the consummation of the Closing illegal, nor any order, decree, ruling or injunction issued by any court of competent jurisdiction or other Governmental Entity prohibiting the consummation of the Closing shall be in effect.

Section 7.2 Other Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver by Purchaser of the following further conditions:

(a) each of the representations and warranties:

(i) of the Company set forth in Section 3.1 (Organization and Qualification) (other than representations concerning whether the Company or any Group Company is in good standing under the Laws of its respective jurisdictions), the first and second sentences of Section 3.2(a) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.5(a) (Consents and Approvals; No Violations), Section 3.16 (Brokers) and Section 3.7 (clause (i) only) (Absence of Changes), and of Seller set forth in Section 4.1 (Organization and Qualification of Seller), Section 4.2 (Authority), Section 4.3(a) (Consents and Approvals; No Violation), Section 4.4 (Title to Stock) and Section 4.6 (Brokers), shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need only be true and correct in all respects on and as of such earlier date), in each case other than de minimis exceptions;

(ii) of the Company set forth in Article 3 and of Seller set forth in Article 4 not referenced, in either case, in the immediately preceding clause (i) shall be (A) true and correct (without regard to any “materiality,” “Material Adverse Effect” or similar materiality qualifiers set forth therein) as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need only be true and correct as of such earlier date), in each case other than where the failure of such representations and warranties to be true and correct (without regard to any “materiality,” “Material Adverse Effect” or similar materiality qualifiers) has not had, individually or in the aggregate, a Material Adverse Effect;

(b) Each of the Company and Seller shall have performed or complied in all material respects with all covenants required to be performed or complied with by the Company or Seller, as applicable, under this Agreement on or prior to the Closing;

(c) prior to or at the Closing, the Company or Seller, as applicable, shall have delivered the following documents to Purchaser:

(i) all certificates representing the Company Shares, duly endorsed in blank to Purchaser or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer;

(ii) a certificate executed by an authorized officer of each of the Company and the Seller, acting solely in his or her capacity as an authorized officer, dated as of the Closing Date, to the effect that to such authorized officer’s knowledge the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied;

(iii) written resignations of (A) each of the directors of each Group Company and (B) those officers of the Group Companies, in each case from such Person’s capacity as such (and not, for the avoidance of doubt, any other capacity, including any such Person’s capacity as an employee or other similar capacity) designated by Purchaser to the Company at least five (5) days prior to the Closing Date;

(iv) a completed IRS Form W-9 duly executed by the Seller certifying that the Seller is not subject to backup withholding; provided, that Purchaser’s sole remedy for the Seller’s failure to deliver such Form shall be to withhold pursuant to Section 2.4;

(v) a copy of the Escrow Agreement duly executed by Seller; and

(d) since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

Section 7.3 Other Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Seller of the following further conditions:

(a) the representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case such representations and warranties need only be true and correct as of such specified date), except in each case as would not prohibit or materially impair Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Documents and to consummate the Transactions;

(b) Purchaser shall have performed or complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing;

(c) prior to or at the Closing, Purchaser shall have delivered the following documents to Seller:

(i) a certificate executed by an authorized officer of Purchaser, acting solely in his or her capacity as an authorized officer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied, and certifying that the resolutions of Purchaser’s board of directors has duly authorized the execution and delivery of the Agreement and the consummation of the Transactions; and

(ii) a copy of the Escrow Agreement duly executed by Purchaser and the Escrow Agent.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, if such failure was primarily caused by or primarily due to the failure of such Party to perform any of its other obligations under this Agreement in accordance with their terms, including for the avoidance of doubt those set forth in Section 6.4.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Purchaser, if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, as applicable, and (ii) cannot be cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (A) the date that is thirty (30) calendar days following the date the Company receives written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination in reasonable detail, and (B) two (2) Business Days prior to the Termination Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Purchaser is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

(c) by Seller, if Purchaser shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, as applicable, and (ii) cannot be cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (A) the date that is thirty (30) calendar days following the date the Company delivers a written notice to Purchaser stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination in reasonable detail, and (B) two (2) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied;

(d) by Purchaser or Seller, if the Transactions shall not have been consummated on or prior to May 28, 2027, (the “Termination Date”); provided, first, that if by the initial Termination Date, any of the conditions set forth in Section 7.1(a) or Section 7.1(b) shall not have been satisfied, the Termination Date may be extended (by delivery of a written notice to the other Parties) for one period of up to three (3) months from the Termination Date unilaterally by either Purchaser or Seller, each in its discretion (in which case any references to the Termination Date herein shall mean the Termination Date as extended); and provided, second, that the right to extend or terminate this Agreement under this Section 8.1(d) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement in accordance with their terms primarily caused or primarily resulted in the failure of the Transactions to occur on or before the initial Termination Date; or

(e) by either Purchaser or by the Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree or ruling shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to a Party if the issuance of such final and non-appealable order, decree or ruling was primarily caused by or primarily due to the failure of such Party (and, in the case of a termination by Purchaser, the failure by Purchaser or its Affiliates) to have complied with its obligations under this Agreement, including under Section 6.4.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Purchaser, Seller, the Company or any other Company Related Party) with the exception of (i) the provisions of this Section 8.2, and Article 9, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, (ii) any obligations of the Parties under the Confidentiality Agreement and (iii) any liability of any Party for any willful and material breach of this

Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Purchaser to consummate the Transactions if it is obligated to do so hereunder) prior to such termination.

Section 8.3 Purchaser Termination Fee.

(a) If the Seller or Purchaser terminates this Agreement pursuant to (i) Section 8.1(d) (in the event that all conditions for the Closing set forth in Section 7.1 (other than Section 7.1(a)) and Section 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing)) or (ii) Section 8.1(e), solely to the extent arising under the HSR Act, then Purchaser shall pay or cause to be paid to the Company an amount equal to $40,000,000 (the “Purchaser Termination Fee”) within fifteen (15) Business Days of such termination. In no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion.

(b) In the event that Purchaser shall fail to pay the Purchaser Termination Fee as required pursuant to this Section 8.3 as and when due, (x) such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest at the prime rate set forth in The Wall Street Journal in effect on the date such fee was required to be made and (y) if, in order to obtain payment of the Purchaser Termination Fee, the Seller or the Company commences an Action that results in a final judgment (or any settlement payment) of the Purchaser Termination Fee, the Purchaser shall pay to the Seller or its designee all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Seller or the Company in connection with such Action (including reasonable and documented attorneys’ fees) (“Enforcement Costs”).

(c) Each of Purchaser and the Company acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the parties hereto would not enter into this Agreement, (iii) the liabilities and damages that may be incurred or suffered by the Company in circumstances in which the Purchaser Termination Fee is payable are uncertain and difficult to ascertain, (iv) the Purchaser Termination Fee is not a penalty but constitutes liquidated damages and such amount and payment represents a reasonable estimate of probable liabilities and damages incurred or suffered by the Company that will compensate the Company in circumstances in which the Purchaser Termination Fee is payable and (v) such amount is not excessive or unreasonably large, given the parties’ intent and dealings with each other, and shall not be argued by any party to be construed as a penalty, and each party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the parties hereto or any of their respective Affiliates, successors or assigns, arising out of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 9.17), solely in the event the Purchaser Termination Fee becomes payable by Purchaser, the Company’s right to receive payment of the Purchaser Termination Fee under Section 8.3(a) and Enforcement Costs under Section 8.3(b) shall be the sole and exclusive remedy of the Company, the Seller, any of their respective Affiliates and any other Person against Purchaser or any Purchaser Related Party for any and all losses, claims or damages, suffered by the Company, the Seller and their respective Affiliates hereunder or with respect to the transactions contemplated by this Agreement, including the failure of the Closing to be consummated due to the termination of this Agreement in the circumstances contemplated by Section 8.3(a), and in such circumstances, upon payment in full of the Purchaser Termination Fee and any Enforcement Costs, neither Purchaser nor any Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement, or the transactions contemplated hereby or thereby.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival.

(a) Purchaser Acknowledgements and Representations. Purchaser has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies, and Purchaser has relied on the results of its own independent investigation and the representations and warranties of the Company expressly set forth in Article 3 and Seller expressly set forth in Article 4, in each case, as qualified by the Disclosure Schedules hereto, and the Ancillary Documents. Such representations and warranties by the Company expressly set forth in Article 3 and Seller expressly set forth in Article 4, in each case as qualified by the Disclosure Schedules hereto, constitute the sole and exclusive representations and warranties of or regarding the Group Companies and Seller, as applicable, whether to Purchaser or any Purchaser Related Party, in connection with this Agreement and the Transactions, and Purchaser understands, acknowledges and agrees that it has not, and no other Purchaser Related Party has, relied, nor will Purchaser nor any other Purchaser Related Party rely, upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature, oral or written, expressed or implied (including relating to the future or historical financial condition, results of operations, assets or liabilities of the Group Companies, or the quality, quantity or condition of the Group Companies’ assets or in respect of the accuracy or completeness of any information regarding the Group Companies furnished or made available to Purchaser or any Purchaser Related Party). In connection with Purchaser’s investigation of the Group Companies, Purchaser and the Purchaser Related Parties have received certain estimates, projections and other forecasts and plans, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. Purchaser hereby acknowledges and agrees, on behalf of itself and each other Purchaser Related Party (including, after the Closing, the Group Companies), that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to either of them or their advisors, including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans. Accordingly, Purchaser hereby covenants, acknowledges and agrees, on behalf of itself and each other Purchaser Related Party (including, after the Closing, the Group Companies), that none of Seller, the other Company Related Parties, the Company, nor any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans. Purchaser covenants, acknowledges and agrees, on behalf of itself and each other Purchaser Related Party (including, after the Closing, the Group Companies), that none of Seller, the other Company Related Parties, the Company, nor any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents), will have or be subject to any liability to Purchaser, any Purchaser Related Party (including, after the Closing, the Group Companies) or any other Person, resulting from the distribution to Purchaser or any Purchaser Related Party of, or Purchaser’s or any Purchaser Related Party’s use of, any such estimates, projections and other forecasts and plans, or any information, document or material made available to Purchaser or any Purchaser Related Party whether in the company overview used in connection with meetings involving Purchaser and the Purchaser Related Parties or otherwise, and the Company and its representatives, in certain “data rooms” and online “data sites” (including the Data Room), in management interviews, or in any other form in expectation or anticipation of the Transactions. Notwithstanding anything in this Section 9.1 to the contrary, nothing herein shall limit, restrict, or otherwise impair any claim for Fraud.

(b) The Parties knowingly and expressly agree that the representations and warranties set forth in this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and, following the Closing, no Person shall have any liability, nor shall any claim be made or Action brought by any Party and each Party shall cause its respective Affiliates not to make any claim or bring any Action in respect thereof, except claims for Fraud. Each of the covenants set forth in this Agreement shall terminate effective as of the Closing and shall not survive the Closing and each Party shall cause its respective Affiliates not to make any claim or bring any Action in respect thereof; provided that the dispute resolution and purchase price adjustment procedures set forth in Section 2.3(d) and Section 2.3(e), and the covenants and agreements of the Parties contained in this Agreement that, by their terms, provide for performance following the Closing, (collectively, the “Post-Closing Covenants”), shall survive the Closing until such covenants and agreements are fully performed shall, in each case, expressly survive the Closing (it being understood, for the purpose of clarity, that if and to the extent any covenants or agreements of the Parties contained in this Agreement other than the Post-Closing Covenants requires performance on or prior to the Closing it shall terminate effective as of the Closing), and nothing in this Section 9.1 shall be deemed to limit any rights or remedies of any Party for breach of any Post-Closing Covenant. Except with respect to claims with respect to the Post-Closing Covenants, no other claim may be made for indemnification for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement; provided, that nothing herein shall operate to limit the liability of Seller to Purchaser for claims for Fraud. Notwithstanding anything in this Agreement or any Ancillary Document to the contrary, Seller’s liability with respect to claims arising under this Agreement shall not exceed the Purchase Price. Purchaser acknowledges and agrees that the agreements contained in this Section 9.1 are an integral part of the Transactions and that, without these agreements set forth in this Section 9.1, neither Seller nor the Company would enter into this Agreement or otherwise agree to consummate the Transactions.

Section 9.2 Release.

(a) Effective upon the Closing, to the fullest extent permitted by applicable Law, each of Purchaser on behalf of itself and the Purchaser Related Parties (including the Group Companies following the Closing) (collectively, the “Purchaser Releasers”), hereby, knowingly and willingly, fully and irrevocably expressly waives, acquits, remises, discharges and forever releases each Company Related Party from any and all liabilities and obligations to such Purchaser Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of the Company or otherwise, in each case whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, arising from or otherwise related to any matter occurring on or prior to Closing under this Agreement, or related to the Transactions or Seller’s ownership of the Company, whether arising under any applicable Law, duty or Contract or otherwise at Law or in equity, and each of the Purchaser and the Company, on behalf of themselves and each other Purchaser Releasers hereby agrees that it will not, and it will cause the other Purchaser Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from any Company Related Party (other than as and to the extent expressly set forth in this Agreement). Notwithstanding anything in this Agreement to the contrary, the Purchaser Releasers shall not, by operation of this Section 9.2(a), be deemed to have released any claim, defense, fact or circumstance, (i) to the extent necessary to defend against any Action brought against such Person, (ii) to the extent related to a Group Company employee’s or contractor’s right to receive compensation or benefits in connection with his or her capacity as an employee or contractor of any Group Company, (iii) subject to Section 9.1, against a party to this Agreement or an Ancillary Document, in such Person’s capacity as a party to this Agreement or such Ancillary Documents, for the breach or violation by such party to this Agreement or such Ancillary Document, as applicable, or (iv) in the case of Fraud.

(b) Effective upon the Closing and payment by Purchaser of all amounts contemplated by Section 2.3(c) in accordance with this Agreement, to the fullest extent permitted by applicable Law, Seller on behalf of itself and its Affiliates and beneficial owners, and each of its and their current and former stockholders, unitholders, members, limited and general partners, controlling persons, directors, managers, officers, employees, agents and representatives (“Seller Releasers”), hereby, knowingly and willingly, fully and irrevocably expressly waives, acquits, remises, discharges and forever releases each Purchaser Related Party (including the Group Companies following the Closing) from any and all liabilities and obligations to such Seller Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of the Company or otherwise, in each case whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, arising from or otherwise related to any matter occurring on or prior to Closing under this Agreement, or related to the Transactions or ownership of the Company, whether arising under any applicable Law, duty or Contract or otherwise at Law or in equity, and Seller on behalf of itself and each other Seller Releasers hereby agrees that it will not, and it will cause the other Seller Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from any Purchaser Related Party (other than as and to the extent expressly set forth in this Agreement). Notwithstanding anything in this Agreement to the contrary, the Seller Releasers shall not, by operation of this Section 9.2(b), be deemed to have released any claim, defense, fact or circumstance, (i) to the extent necessary to defend against any Action brought against such Person, (ii) to the extent related to a Group Company employee’s or contractor’s right to receive compensation or benefits in connection with his or her capacity as an employee or contractor of any Group Company, (iii) subject to Section 9.1, against a party to this Agreement or an Ancillary Document, in such Person’s capacity as a party to this Agreement or such Ancillary Documents, for the breach or violation by such party to this Agreement or such Ancillary Document, as applicable, (iv) in the case of Fraud or (v) to the extent related to any rights to indemnification, advancement of expenses or exculpation to which any Seller Releaser is entitled under the organizational documents of any Group Company or under any directors’ and officers’ liability insurance policy maintained by or for the benefit of any Group Company as in effect immediately prior to the Closing.

Section 9.3 Entire Agreement; Assignment. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Ancillary Documents and the Confidentiality Agreement, (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), without the prior written consent of Purchaser, the Company and Seller. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.3 shall be void.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Purchaser or, following the Closing, the Company:

c/o CoStar Group, Inc.

1201 Wilson Boulevard

Arlington, VA 22209

Attention:  General Counsel

Email:    [***]

with a copy (which shall not constitute notice to Purchaser) to:

Latham & Watkins, LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:  Daniel Rees

Email:    [***]

To Seller or, prior to the Closing, the Company:

c/o MidOcean Partners

245 Park Avenue, 38th Floor

New York, NY 10167

Attention:  Sara Badham and Grant Keller

Email:    [***] and [***]

with a copy (which shall not constitute notice to Seller) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:  Andrew Herman, P.C.

Email:    [***]

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All notices not delivered by email shall, contemporaneously with the delivery of such notice by other means in compliance with this Section 9.4, be delivered by the delivering Party to the other Party or Parties receiving any such notice by email (it being understood and agreed that a failure by a Party to deliver such notice by email shall not invalidate the validity of the delivery by such other means in compliance with this Section 9.4).

Section 9.5 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Delaware. Any and all Actions based upon, arising out of or relating to this Agreement, whether sounding in contract, tort or statute or otherwise (“Agreement Proceedings”) shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without regard to any choice or conflict of law principle, provision or rule that would require the application of any other law (whether of the State of Delaware or any other jurisdiction).

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses, whether or not the Transactions are consummated, incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the Transactions are consummated, Purchaser shall, or shall cause the Company to, pay all Unpaid Transaction Expenses in accordance with Section 2.3(a).

Section 9.7 Press Releases and Announcements. Each Party will, and will cause its Affiliates and representatives (including in the case of Purchaser following the Closing, each Group Company) to, maintain the confidentiality of the existence and terms of this Agreement and will not, and will cause its Affiliates and representatives not to, issue or cause the publication of any press release or other public disclosure with respect to the Transactions without the prior written consent of the other Parties, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may, without the prior consent of any other Party, issue or cause publication of any such press release or public disclosure to the extent that such Party reasonably determines, such action to be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in which event such Party shall, to the extent practicable, provide the other, reasonably in advance of its use, with drafts of any press release or other widely disseminated presentation or other information, and give reasonable consideration to the comments of the other thereon. Each of Seller and Purchaser shall advise the other in advance of the timing of any such press release, presentation or other information relating to the Transactions and will provide the other with a final copy of the same simultaneously with its public release. Purchaser shall prepare, subject to the Company’s review and comment, a press release to be issued in connection with the execution of this Agreement. Nothing in this Section 9.7 will prevent (a) any Party or any of its Affiliates that is a private equity or other investment fund or similar vehicle from (i) making customary non-public disclosures regarding the material terms of this Agreement to its investors or prospective investors in the ordinary course of its business or (ii) disclosing the consummation of the Transactions (but not, without the consent of the other Parties, any material economic terms or the name of Purchaser or Seller (or their ultimate controlling owners)) on their website or (b) the Group Companies from disclosing the status of this Agreement and the Transactions pursuant to an internal communication or otherwise to its employees.

Section 9.8 Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (ix) references to any Person include the successors and permitted assigns of that Person; (x) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xi) the words “dollar,” “USD” or “$” shall mean U.S. dollars; (xii) the word “day” means calendar day unless Business Day is expressly specified and (xiii) the words “party” or “parties” shall refer to parties to this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to documents being “provided,” “made available” or “delivered” shall mean that any such document was (x) actually delivered to Purchaser or (y) posted in the electronic data room established by or at the request of the Company on Datasite, in the case of each of the foregoing clauses (x) and (y), as of 5:00 p.m. (Eastern Time) on the date that is the calendar day immediately prior to the date of this Agreement.

Section 9.9 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The section numbers in the Schedules correspond to section numbers in the Agreement; provided, however, that any information set forth in one section of the Schedules shall be deemed to apply to each other section or subsection of the Agreement to which the relevance of such information is reasonably apparent on its face. The foregoing shall not be limited by statements that items from one section of the Schedules are expressly incorporated by reference into or from another section of the Schedules. The Schedules are qualified in their entirety by reference to the Agreement and are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or obligations of the Company or any other Person (and shall not, for the avoidance of doubt, be deemed to expand in any way the scope or effect of any such representations, warranties, covenants or obligations). Nothing set forth in the Schedules shall be deemed to broaden or otherwise amplify the representations and warranties contained in the Agreement or to interpret the meaning of any of the representations and warranties set forth in the Agreement. The specification of any dollar amount or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, have had or would reasonably be expected to have a Material Adverse Effect, or that such item or other matter is required to be referred to in the Schedules, and no Person shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not included in a Schedule is or is not material (or would otherwise have or would reasonably be expected to have a Material Adverse Effect) for purposes of the Agreement or otherwise. No disclosure in the Schedules relating to any possible breach or violation of, or non-compliance with, any Contract, agreement or Law shall be construed as an admission or indication that such breach, violation or non-compliance exists, has actually occurred or will actually occur, an admission of any liability or obligation of Seller, any Group Company or any other Person with respect to any third Person, or an admission against the interest of Seller, the Group Companies or any other Person to any third Person. Neither the specification of any item or matter in any representation or warranty contained in the Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in the Agreement or included in the Schedules is or is not in the ordinary course of business. Certain matters are listed in the Schedules for informational purposes only and may not be required to be listed by the terms of the Agreement. Such additional matters do not necessarily include other matters of a similar nature. Without prejudice to the proviso in the second sentence of this Section 9.9, all descriptions of any document included in the Schedules (a) are summary in nature, (b) do not purport to be a complete statement of the material terms of such document, and (c) are qualified in their entirety by reference to (i) such document, (ii) any and all exhibits, schedules, annexes, riders, addendums and other documents and instruments attached to such document or otherwise referred to therein, and (iii) any other amendments, supplements and other modifications to such document, in each case to the extent provided or made available to Purchaser. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 6.5, Section 9.19 and Section 9.20, nothing in this Agreement or in any Ancillary Document (except as may be expressly set forth in any such Ancillary Document), express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement or any such Ancillary Document.

Section 9.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.12 Amendment. Subject to Section 9.13, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Purchaser, Seller and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment or modification by any Party or Parties effected in a manner which does not comply with this Section 9.12 shall be void.

Section 9.13 Extension; Waiver. At any time prior to the Closing, Seller may (a) extend the time for the performance of any of the obligations or other acts of Purchaser contained herein, (b) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document, certificate or writing delivered by Purchaser pursuant hereto or (c) waive compliance by Purchaser with any of the agreements or conditions contained herein. At any time prior to the Closing, Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Group Companies or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Seller contained herein or in any document, certificate or writing delivered by or on behalf of the Company or Seller pursuant hereto or (iii) waive compliance by the Group Companies, Seller or any of their respective Affiliates with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party entitled to provide such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights nor shall any single or partial exercise of such rights by such Party preclude any other or further exercise thereof or the exercise of any other right.

Section 9.14 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts (including by electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed and delivered counterpart to this Agreement.

Section 9.15 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.16 Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in

Delaware) for all Agreement Proceedings, (ii) agrees that all claims in respect of any such Agreement Proceedings may be heard and determined in any such court and (iii) agrees not to bring any Agreement Proceeding in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Agreement Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Agreement Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.4. Nothing in this Section 9.16, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any Agreement Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by applicable Law.

Section 9.17 Remedies. Subject to Section 8.3, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy (including the election to pursue an injunction or specific performance) shall not restrict, impair or otherwise limit a Party from seeking to obtain such other remedies and will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, each of the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Purchaser’s obligations to consummate the Closing if and when required pursuant to Section 7.2), in each case without proof of actual damages or inadequacy of legal remedy or posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. If, on or prior to the valid termination of this Agreement pursuant to Section 8.1, any Party brings any Action, in each case in accordance with this Section 9.16, to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended (A) for the period during which such Action is pending, plus ten (10) Business Days or (B) by such other time period established by the court presiding over such Action, as the case may be. If the Company or Seller initiates any dispute or proceeding to enforce this Agreement or the Transactions and the Company or Seller is the prevailing Party in such Action, then Purchaser shall, within two (2) Business Days of any demand, pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the Company and/or Seller incurred by or on behalf of Seller or the Company in connection therewith.

Section 9.18 Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.19 Non-Recourse.

(a) Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Document to the contrary, by its acceptance of the benefits of this Agreement, Purchaser, on behalf of itself and the Purchaser Related Parties (including, after the Closing, the Group Companies) covenants, agrees and acknowledges that, notwithstanding that the equity holders of Seller or the Company or their respective managing members or general partners may be partnerships or limited liability companies, Purchaser and the Purchaser Related Parties (including, after the Closing, the Group Companies) have no right of recovery under this Agreement or any Ancillary Document, or any claim based on such liabilities, obligations, or commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of Seller, the Company, or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing Persons, or any of their successors or permitted assigns (collectively, each a “Seller Non-Party Affiliate”), whether directly or through a Group Company, or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise, by or through a claim by or on behalf of a Group Company against any Seller Non-Party Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise, all of which are hereby fully and irrevocably waived by Purchaser (on behalf of itself and the Purchaser Related Parties (including, after the Closing, the Group Companies)), other than claims for Fraud. Without limiting the foregoing, no claim or other Action will be brought or maintained by Purchaser or any Purchaser Related Party (including, effective as of the Closing, the Group Companies) or any of their respective successors or permitted assigns against any Seller Non-Party Affiliate, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of Seller, the Company or any other Person delivered hereunder, the business or the ownership, operation, management, use or control of the business of the Group Companies, any of their assets, or any actions or omissions at, or prior to, the Closing, and Purchaser, on behalf of itself and the Purchaser Related Parties (including, effective as of the Closing, the Group Companies) hereby fully and irrevocably waives and releases all such liabilities, claims and obligations against any such Seller Non-Party Affiliates, other than claims for Fraud.

(b) Notwithstanding the foregoing provisions of Section 9.19(a) to the contrary, nothing set forth in Section 9.19(a) shall prohibit a Party to this Agreement or a party to any Ancillary Document from bringing a claim against another Party to this Agreement or a party to an Ancillary Document, in each case, solely in such Person’s capacity as a Party to this Agreement or a party to such Ancillary Document, as applicable, and subject, in each case, to the terms and conditions set forth in this Agreement or such Ancillary Document, as applicable, and then solely to the extent of such Person’s obligations as a Party to this Agreement or a party to such Ancillary Document, as applicable.

(c) Purchaser acknowledges and agrees that the agreements contained in this Section 9.19 are an integral part of the Transactions and that, without the agreements set forth in this Section 9.19, Seller and the Company would not enter into this Agreement or otherwise agree to consummate the Transactions.

Section 9.20 Waiver of Conflicts.

(a) Gibson, Dunn & Crutcher LLP has represented Seller and the Group Companies. All of the Parties recognize and agree the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing and such parties recognize and agree that certain communications between or among Gibson, Dunn & Crutcher LLP, the Group Companies and Seller are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the Parties agree that (a) Purchaser shall not, and shall cause the Group Companies not to, seek to have Gibson, Dunn & Crutcher LLP disqualified from representing Seller and its Affiliates, and each of the foregoing’s respective officers, directors, managers, employees, shareholders, equityholders, agents and representatives (collectively, the

“Seller Parties”) in connection with any dispute that may arise between the Seller Parties or their respective Affiliates, on the one hand, and Purchaser or the Group Companies, on the other hand, in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, and the Company expressly waives any claim that Gibson, Dunn & Crutcher LLP has a conflict of interest that would preclude it from engaging in such a representation even though Gibson, Dunn & Crutcher LLP may have represented any such Person in a matter substantially related to such dispute and (b) in connection with any such dispute that may arise between the Seller Parties or their respective Affiliates and Purchaser or the Group Companies, the Seller Parties or their respective Affiliates involved in such dispute (and not Purchaser or the Group Companies) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Group Companies and Gibson, Dunn & Crutcher LLP that occurred on or prior to the Closing in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) Purchaser further agrees, on behalf of itself, and, after the Closing, on behalf of the Group Companies, that all communications in any form or format whatsoever between or among any of Gibson, Dunn & Crutcher LLP, the Seller Parties or their respective Affiliates that relate in any way to the negotiation, documentation and consummation of the Transactions or any alternative transactions to the Transactions presented to or considered by any Group Company or that otherwise relate to any potential transactions (including the Transactions) or any dispute arising under this Agreement or the Ancillary Documents (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by Seller, shall be controlled by Seller and shall not pass to (by operation of law or otherwise) or be claimed by Purchaser or the Group Companies. All Deal Communications that are attorney-client privileged relating to its engagement with respect to the Transactions (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled by Seller and shall not pass to or be claimed by Purchaser or the Group Companies, and to the extent Purchaser or any of its Affiliates (including the Group Companies after the Closing) should discover in its possession after the Closing any Privileged Deal Communications, it will take reasonable steps to preserve the confidentiality thereof and will not by reason thereof assert any loss of confidentiality or privilege protection.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Group Companies, on the one hand, and a third party other than the Seller Parties, on the other hand, Purchaser or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party and if requested by Purchaser, Seller shall assert such privilege; provided, however, that none of Purchaser or the Group Companies may waive such privilege without the prior written consent of Seller. In the event that Purchaser or the Group Companies is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Purchaser shall immediately (and, in any event, within two (2) Business Days) notify Seller in writing (including by making specific reference to this Section) so that Seller can seek (at its expense) a protective order and Purchaser agrees to use commercially reasonable efforts to assist therewith.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

BORA HOLDINGS GROUP, L.P.

By:	/s/ Jeffrey Meyers
Name: Jeffrey Meyers
Title: Chief Executive Officer

BORA, INC.

By:	/s/ Jeffrey Meyers
Name: Jeffrey Meyers
Title: Chief Executive Officer

COSTAR REALTY INFORMATION, INC.

By:	/s/ Gene Boxer
Name: Gene Boxer
Title: General Counsel and Corporate Secretary

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Accounting Principles

EXHIBIT B

Form of Escrow Agreement